Execution Version
Exhibit 2.1

UNIT PURCHASE AGREEMENT
by and among
DYCOM INDUSTRIES, INC.,
POWER SOLUTIONS, LLC,
and
PROJECT EASTERN SHORE, LLC
Dated as of November 18, 2025

TABLE OF CONTENTS
Page
1.1    Purchase and Sale.    1
1.2    Closing..    2
1.3    Closing Payment Statement.    2
1.4    Closing Payments and Deliverables.    2
1.5    Closing Adjustments.    4
1.6    Stock Consideration.    7
1.7    Withholding..    7
ARTICLE II    REPRESENTATIONS AND WARRANTIES OF THE SELLER    8
2.1    Organization; Standing.    8
2.2    Authority; No Conflict; Required Filings and Consents.    8
2.3    Title to Units.    9
2.4    Litigation.    9
2.5    Securities Matters.    9
2.6    Brokers.    11
2.7    No Other Representations or Warranties..    11
2.8    Reliance.    11
ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE COMPANY    12
3.1    Organization, Standing and Power.    12
3.2    Capitalization.    12
3.3    Subsidiaries.     13
3.4    Authority; No Conflict; Required Filings and Consents.    13
3.5    Financial Statements.    14
3.6    Absence of Certain Changes.    15
3.7    Taxes.    18
3.8    Owned and Leased Real Properties.    19
3.9    Intellectual Property and Data Privacy.    20
3.10    Contracts.    23
3.11    Litigation.    26
3.12    Employee Benefit Plans.    26
3.13    Compliance With Laws; and Regulatory Matters.    28
3.14    Permits.    29
3.15    Insurance.    29
3.16    Labor and Employment.    29
3.17    Title to Personal Properties.    31
3.18    Sufficiency of Assets    32
3.19    Related Party Transactions.    32
3.20    Customers and Suppliers.    32
i

3.21    International Trade and Anti-Corruption Matters.    33
3.22    Brokers.    33
3.23    Environmental Matters.    33
3.24    Receivables..    34
3.25    No Other Representations or Warranties..    34
ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF THE BUYER    34
4.1    Organization, Standing and Power.    35
4.2    Authority; No Conflict; Required Filings and Consents.    35
4.3    Litigation.    36
4.4    Financing.    36
4.5    Brokers..    36
4.6    Compliance with Laws..    36
4.7    Solvency.    36
4.8    SEC Documents.    36
4.9    Investment Representation..    37
4.10    Independent Investigation; Non-Reliance.    37
4.11    Stock Consideration..    38
4.12    Affiliate of Buyer..    38
4.13    No Other Representations or Warranties.    38
ARTICLE V    CONDUCT OF BUSINESS    38
5.1    Covenants of the Company.    38
5.2    Confidentiality.    41
ARTICLE VI    ADDITIONAL AGREEMENTS    42
6.1    No Solicitation.    42
6.2    Access to Information.    42
6.3    Closing Efforts; Legal Conditions to the Purchase; Third-Party Consents.    43
6.4    Public Disclosure.    44
6.5    Employee Matters.    45
6.6    Tax Matters.    46
6.7    Termination of Affiliate Contracts..    49
6.8    Transfer Restrictions.    49
6.9    R&W Policy.    50
6.10    Release.    50
6.11    Financing Cooperation.    52
6.12    Financial Statements..    54
6.13    D&O Indemnification and Exculpation    54
6.14    Buyer Common Stock    55

ARTICLE VII    CONDITIONS TO PURCHASE    55
7.1    Conditions to Each Party’s Obligation to Effect the Closing.    55
7.2    Additional Conditions to Obligations of the Buyer.    56
7.3    Additional Conditions to Obligations of the Seller.    57
7.4    Frustration of Closing Conditions..    58
ARTICLE VIII    TERMINATION AND AMENDMENT    58
8.1    Termination.     58
8.2    Effect of Termination.    59
8.3    Fees and Expenses..    59
8.4    Amendment.     59
8.5    Extension; Waiver.    59
ARTICLE IX    SURVIVAL    60
9.1    No Survival of Representations, Warranties and Covenants    60
9.2    Fraud..    60
ARTICLE X    DEFINITIONS    60
10.1    Definitions.    60
ARTICLE XI    MISCELLANEOUS    76
11.1    Notices.    76
11.2    Entire Agreement; Non-Recourse.    77
11.3    No Third-Party Beneficiaries.    77
11.4    Assignment.    78
11.5    Severability.    78
11.6    Counterparts and Signature.    78
11.7    Interpretation..    79
11.8    Governing Law.    79
11.9    Remedies..    79
11.10    Submission to Jurisdiction..    80
11.11    Disclosure Schedules.    80
11.12    Waiver of Jury Trial..    80
11.13    Debt Financing Sources.    81

Disclosure Schedule

Exhibit A-1    Form of Employment Agreement
Exhibit A-2    Form of Employment Agreement
Exhibit B    Founders Agreement

Exhibit C    Form of Escrow Agreement
Exhibit D    Form of Accredited Investor Questionnaire
Exhibit E    Unit Assignment Agreement
Exhibit F    Form of Resignation

UNIT PURCHASE AGREEMENT
THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is entered into as of November 18, 2025, by and among (i) Dycom Industries, Inc., a Florida corporation (the “Buyer”), (ii) Power Solutions, LLC, a Maryland limited liability company (the “Company”), and (iii) Project Eastern Shore, LLC, a Maryland limited liability company (the “Seller”). The Buyer, the Company and the Seller are referred to, individually, as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to such terms in Article X.
WHEREAS, the Seller owns all of the issued and outstanding Units;
WHEREAS, the Seller (in its capacity as sole member of the Company), has unanimously approved this Agreement, the execution, delivery and performance hereof by the Company and the consummation of the transactions contemplated hereby, including the transfer and sale by the Seller of its Units to the Buyer on the terms and conditions of this Agreement, in accordance with the terms of the Organizational Documents and the Act;
WHEREAS, the class A members and the managers of the Seller, have unanimously approved this Agreement, the execution, delivery and performance hereof by the Seller and the consummation of the transactions contemplated hereby, including the transfer and sale by the Seller of its Units to the Buyer on the terms and conditions of this Agreement, in accordance with the terms of the Organizational Documents and the Act;
WHEREAS, concurrently herewith, the individuals listed on Section 1(a) of the Disclosure Schedule are entering into an employment agreement with the Company, in the forms attached hereto as Exhibit A-1 and Exhibit A-2 (the “Employment Agreement”);
WHEREAS, concurrently herewith, the individuals on Section 1(b) of the Disclosure Schedule are entering into that certain founders agreement with Buyer, as attached hereto as Exhibit B; and
WHEREAS, upon the terms and subject to the conditions set forth herein, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the Units.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE I
PURCHASE AND SALE
1.1Purchase and Sale. Upon the terms and subject to the provisions of this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Buyer (or to a Subsidiary of the Buyer designated in writing by the Buyer), free and clear of all Liens

(other than any transfer restrictions arising under applicable securities Laws), and the Buyer shall purchase (or cause to be purchased) and acquire from the Seller, all of the Seller’s right, title and interest in, to and under the Units owned by the Seller in exchange for the consideration set forth in this Article I.
1.2Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Eastern time, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, or remotely by electronic exchange of documents and signatures, no later than the fifth Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than the satisfaction of those conditions that by their nature or terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless another date, place or time is agreed to in writing by the Buyer and the Seller; provided, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, in no event shall the Buyer be obligated to consummate the Closing prior to December 22, 2025.
1.3Closing Payment Statement.
(a)No later than the third Business Day prior to the Closing Date, the Seller shall deliver to the Buyer the Closing Payment Statement.
(b)The Seller hereby acknowledges and agrees that the Buyer, the Company (post-Closing) and their respective Affiliates, will have no responsibility or Liability to any equityholder of Seller or any other Person arising or resulting from or otherwise in connection with the Seller’s post-Closing distribution of the Closing Cash Consideration, including any claim that the amounts payable pursuant to or based on information set forth in the Closing Payment Statement.
1.4Closing Payments and Deliverables.
(a)Closing Cash Payments. At the Closing, subject to the terms and conditions of this Agreement, the Buyer shall make (or cause to be made) the following payments, in each case, by wire transfer of immediately available funds to the accounts designated in the Closing Payment Statement:
(i)to each Person identified in the Closing Payment Statement as a recipient of a payment in respect of Unpaid Company Transaction Expenses, the amount payable to such Person as specified therein; provided, that any Unpaid Company Transaction Expenses that are compensatory payments to current or former Business Employees shall instead be paid to the Company for subsequent payment to such Persons through the Company’s next scheduled payroll following the Closing Date (or if such date is not practical, the immediately following scheduled payroll thereafter);
(ii)to the Escrow Agent, the Purchase Price Adjustment Escrow Amount for deposit in the Purchase Price Adjustment Escrow Account; and
(iii)to the Seller, an amount equal to the aggregate portion of the Estimated Closing Cash Consideration payable to the Seller.
(b)Payment of Stock Consideration. At the Closing, the Buyer shall, subject to Section 1.6(b), issue to the Seller a number of shares of Buyer Common Stock equal to the Stock Consideration, which shall, unless otherwise determined by Buyer, be in book-entry form (with written evidence thereof to be delivered to the Seller as soon as reasonably practicable following the Closing) or otherwise uncertificated, and which shall bear such legends as to the restrictions on transfer thereof to the extent contemplated by this Agreement.
(c)Seller Closing Deliveries. At or prior to the Closing, the Seller shall, or, if applicable, shall cause the Company to, deliver to the Buyer:
(i)duly executed assignment agreement, in the form attached hereto as Exhibit E (the “Unit Assignment Agreement”), duly effecting the transfer of the Seller’s Units to the Buyer (or a Subsidiary of the Buyer designated in writing by the Buyer), free and clear of all Liens;
(ii)copies of the resolutions duly adopted by the Seller (in its capacity as sole member of the Company), authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the Organizational Documents of the Company and applicable Law, certified by the secretary or other duly authorized officer, of the Company as being in full force and effect as of the Closing and not having been rescinded or otherwise modified;
(iii)a properly executed IRS Form W-9;
(iv)written resignations, in the form attached hereto as Exhibit F (“Form of Resignation”), effective as of the Closing, of the managers, directors or officers of the Company, including any management advisory council members, as are requested by the Buyer to resign at least two Business Days prior to the Closing, in each case, resigning such position(s) as a manager, director or officer, but not resigning from employment;
(v)copies of resolutions of the sole member of the Company as to the authorization and approval of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary or another duly authorized officer of such Company as being in full force and effect as of the Closing and not having been rescinded or otherwise modified;
(vi)a certificate of good standing issued by the Maryland State Department of Assessments and Taxation not more than five Business Days prior to the Closing Date, as to the good standing of the Company; and
(vii)customary payoff letter(s), in forms reasonably acceptable to the Buyer, with respect to any Indebtedness or commitments for borrowed money (or guarantees thereof) or evidenced by bonds, debentures, notes or other similar instruments included in the Closing Debt Amount, together with instruments and documents to release, upon the occurrence of the Closing Date, any and all Liens in favor of holders thereof against the assets of the Company or a commitment to do so promptly following the Closing (in each case, in customary form and reasonably acceptable to Buyer).
1.5Closing Adjustments.
(a)Estimated Purchase Price and Estimated Closing Cash Consideration. No later than the fifth Business Day prior to the Closing Date, the Company shall deliver to the Buyer a written statement setting forth the Company’s calculation of (i) the amount of the Purchase Price, including, in reasonable detail (and together with reasonable supporting documentation) and based upon its good faith estimate of, each component thereof (such amount, the “Estimated Purchase Price” and such statement, the “Estimated Closing Statement”) and (ii) the Closing Cash Consideration (such calculation, the “Estimated Closing Cash Consideration”). The Buyer shall have two Business Days from the receipt of the Estimated Closing Statement to provide the Company with any comments with respect thereto. The Company shall, then, deliver the revised Estimated Closing Statement (reflecting Buyer’s changes and comments to the extent reasonably acceptable to the Company) to the Buyer no less than one Business Day before the Closing.
(b)Post-Closing Cash Consideration Adjustment.
(i)Within 90 days after the Closing Date, the Buyer shall prepare and deliver to the Seller a written statement setting forth the Buyer’s good faith calculation of the Purchase Price, which shall include the Stock Consideration Value paid at Closing and Closing Cash Consideration, including, in reasonable detail (and together with reasonable supporting documentation) its calculation of each component of the Purchase Price (such amount, the “Preliminary Purchase Price” and such statement, the “Preliminary Closing Statement”).
(ii)If the Seller agrees in writing to the Preliminary Purchase Price and the Closing Cash Consideration, each as set forth in the Preliminary Closing Statement, or if the Seller fails to timely deliver an Objection Statement pursuant to Section 1.5(b)(iii), then the Preliminary Purchase Price and the Closing Cash Consideration shall be deemed for all purposes of this Agreement to be the “Final Purchase Price,” and “Final Closing Cash Consideration,” respectively, and each shall be final and binding on all Parties.
(iii)If the Seller disputes the calculation of any of the components of the Purchase Price as set forth in the Preliminary Closing Statement, then the Seller shall deliver to the Buyer, within 30 days after receipt of the Preliminary Closing Statement, a statement setting forth in reasonable detail each component thereof that is subject to dispute and the reason therefor (an “Objection Statement”). The Buyer and the Seller shall use commercially reasonable efforts to resolve any such disputes for a period of 30 days after the Buyer’s receipt of the Objection Statement; provided, that any items not disputed in the Objection Statement shall be final and binding on all Parties as set forth in the Preliminary Closing Statement.
A.If the Buyer and the Seller reach a final resolution on all disputed items set forth in the Objection Statement within such 30 day period (or within any additional period as mutually agreed to between the Buyer and the Seller), then the Purchase Price and Closing Cash Consideration, as calculated based on the resolution of such disputed items between the Buyer and the Seller, shall be deemed for all purposes of this Agreement to be the “Final Purchase Price” and “Final Closing Cash Consideration,” respectively, and shall be final and binding on all Parties.
B.If the Buyer and the Seller do not reach a final resolution with respect to any disputed items within the period provided in Section 1.5(b)(iii)(A), then the Buyer and the Seller shall engage, and shall submit such unresolved disputed items to a nationally recognized firm of independent certified public accountants mutually acceptable to the Buyer and the Seller (the “Neutral Accountant”). The Seller and the Buyer shall each be entitled to make written presentations and submissions to the Neutral Accountant pursuant to procedures to be agreed to among the Seller, the Buyer and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant) regarding each of their respective calculations of the disputed items, and the Neutral Accountant shall be required to resolve such differences in accordance with the terms of this Section 1.5 and to make a determination as to each of the open disputed items within 20 Business Days after its appointment as the Neutral Accountant. The Neutral Accountant’s determination shall be based solely on the presentations and submissions of the

Parties, and not on the Neutral Accountant’s own independent review. Absent fraud or manifest error (in which event the matter shall be referred back to the Neutral Accountant to correct such error), the Neutral Accountant’s determination hereunder of each disputed item shall be final and binding on the Parties and non-appealable. If any disputed amounts are submitted to the Neutral Accountant, the Purchase Price and Closing Cash Consideration, as calculated based on the components thereof as finally determined pursuant to this Section 1.5(b)(iii), including the Neutral Accountant’s calculation of any components thereof in accordance with this Section 1.5(b)(iii)(B), shall for all purposes of this Agreement be deemed to be the “Final Purchase Price” and “Final Closing Cash Consideration,” respectively, and shall be final and binding on all Parties.
C.The Neutral Accountant shall be bound by the provisions of this Section 1.5 and shall not be authorized or permitted to: (1) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between the Seller and the Buyer regarding the calculation of the applicable disputed items in accordance with this Section 1.5; (2) resolve any such differences by assigning a value to any disputed item that is outside of the range for such item as proposed by the Buyer in the Preliminary Closing Statement or the Seller in the Objection Statement; or (3) apply any accounting principles, policies, methods, treatments or procedures other than as set forth in Section 1.5(d). In making any determinations with respect to the components of the Purchase Price hereunder, the Neutral Accountant shall act as an expert and not as arbitrator. The Parties agree that they will reasonably cooperate and assist the Neutral Accountant with respect to its determination of the disputed components of the Purchase Price, including making available, to the extent reasonably necessary in connection therewith, of books, records, work papers and personnel (subject to entry into customary confidentiality and access letters).
D.The costs, fees and expenses related to the engagement of and such determination by the Neutral Accountant, including the costs relating to any negotiations with the Neutral Accountant with respect to the terms and conditions of such Neutral Accountant’s engagement, will be paid by the Buyer, on the one hand, and the Seller, on the other hand, on an inversely proportional basis, based upon the relative portions of the amounts in dispute that have been submitted to the Neutral Accountant for resolution that ultimately are awarded to each of the Buyer and the Seller (e.g., if $100,000 is in dispute, and of that amount the Neutral Accountant awards $75,000 to the Buyer and $25,000 to the Seller, then the Buyer will be responsible for 25%, and Seller will be responsible for 75%, of the costs, fees and expenses of the Neutral Accountant).
(iv)If the Final Purchase Price is less than the Estimated Purchase Price (the “Deficiency Amount”), then the Seller and the Buyer shall promptly (and in no event later than three Business Days after the date of determination of the Final Purchase Price) deliver instructions to the Escrow Agent instructing the Escrow Agent to pay from the Purchase Price Adjustment Escrow Fund by wire transfer of immediately available funds to the Buyer, an amount in cash equal to the Deficiency Amount, and following payment of the Deficiency Amount to the Buyer, the Escrow Agent shall pay any remaining funds in the Purchase Price Adjustment Escrow Fund by wire transfer of immediately available funds to the Seller. It is understood and agreed that Buyer’s sole recourse in the event the Final Purchase Price is less than the Estimated Purchase Price shall be the Purchase Price Adjustment Escrow Fund. If the Final Purchase Price exceeds the Estimated Purchase Price (the “Excess Amount”), then (i) the Buyer and the Seller shall promptly (and in no event later than three Business Days after the date of determination of the Final Closing Cash Consideration) deliver instructions to the Escrow Agent instructing the Escrow Agent to release and pay the Purchase Price Adjustment Escrow Fund by wire transfer of immediately available funds to the Seller and (ii) Buyer shall pay the Excess Amount up to the dollar amount of the Purchase Price Adjustment Escrow Fund by wire transfer of immediately available funds to the Seller. If any Purchase Price Adjustment Escrow Fund remains in the Purchase Price Adjustment Escrow Account after payment of the Excess Amount or Deficiency Amount (the “Remaining Amount”), the Buyer and the Seller shall within five Business Days deliver instructions to the Escrow Agent instructing the Escrow Agent to release and pay the applicable portion of the Remaining Amount to the Seller.
(c)During the 30-day period commencing on Buyer’s delivery of the Preliminary Closing Statement (or until the earlier delivery of an Objection Statement), the Buyer shall provide or cause to be provided to the Seller and its attorneys, accountants and other representatives reasonable access (including electronic access, to the extent available), upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to the books and records of the Company that are reasonably requested by the Seller and relevant for purposes of (i) evaluating the information in the Preliminary Closing Statement and the calculation of the Preliminary Purchase Price and (ii) preparing any Objection Statement; provided, however, that such access shall be subject to (A) any applicable privileges (including the attorney-client privilege), the attorney work product doctrine or any similar protections, (B) contractual confidentiality obligations and (C) prior execution of customary access letters.
(d)The procedures set forth in this Section 1.5 shall be the sole and exclusive method for resolving any disputes with respect to the determination of the Final Purchase Price and Closing Cash Consideration. For the avoidance of doubt, the Final Purchase Price, Closing Cash Consideration, the Estimated Closing Cash Consideration, and the Final Closing Cash Consideration, and each of the components thereof, shall be prepared and calculated in accordance with the respective definitions thereof set forth herein. All calculations or determinations shall be made in accordance with GAAP, applied in a manner consistent with the Company’s accounting principles, policies, methods, and procedures used in the preparation of the audited Company Financial Statements for the most recent fiscal year end (except that, such calculations and determinations (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement (ii) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing and (iii) shall follow the defined terms used in this Agreement, whether or not such terms are in accordance with GAAP).
1.6Stock Consideration.
(a)Shares. The number of shares of Buyer Common Stock to be issued at Closing shall equal the Stock Consideration.
(b)Adjustment to Stock Consideration. If, between the date hereof and the Closing, the Buyer Common Stock shall have been changed into a materially different number of shares or different class solely by reason of any reorganization, reclassification, recapitalization, stock split, split up, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, the Stock Consideration shall be appropriately adjusted, to the extent necessary, to provide to the Seller the same economic effect as contemplated by this Agreement prior to such event. If, between the date hereof and the Closing, any dividends, rights offerings or any other event shall have been effected, or the record date therefor shall have passed, the Buyer shall cause to be issued to Seller such dividends, rights or other entitlements so that the Stock Consideration shall appropriately reflect all such dividends, rights or other entitlements distributed, issued, declared or paid with respect to the Buyer Common Stock.

1.7Withholding. The Buyer or the Company, as applicable, shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any other applicable state, local or non-U.S. Tax Law, as well as any cash payments required to be paid pursuant to any Employee Benefit Plans or incentive award agreements, provided, that except with respect to (i) withholding arising in respect of any compensatory payments or (ii) withholding arising as a result of a failure by Seller to deliver a valid IRS Form W-9 in accordance with Section 1.4(c)(iii), Buyer or the Company shall use commercially reasonable efforts to provide prompt written notice of any intended withholding. Buyer and the Company, as applicable, shall use commercially reasonable efforts to cooperate in good faith with the applicable payee to reduce or eliminate such deduction and withholding. To the extent that amounts are so deducted or withheld by the Buyer, the Escrow Agent, the Seller, or the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Buyer, the Escrow Agent, the Seller, or the Company, as applicable.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Disclosure Schedule, the Seller represents and warrants to the Buyer that the statements contained in this Article II are true and correct as of the date of this Agreement and as of the Closing Date.
1.1Organization; Standing. The Seller is a limited liability company and the Seller is duly organized, validly existing and (to the extent recognized) in good standing under the Laws of the State of Maryland.
1.2Authority; No Conflict; Required Filings and Consents.
(a)The Seller has the requisite power, authority and legal capacity to enter into this Agreement, and each other Transaction Document to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement, and each other Transaction Document to which it is or will be a party, and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Seller. This Agreement and each other Transaction Document to which the Seller is a party has been, or when executed and delivered will be, duly and validly executed and delivered by the Seller and constitutes, or will upon execution and delivery thereof constitute, the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)The execution, delivery and performance by the Seller of this Agreement does not, and the execution, delivery and performance of each other Transaction Document to which the Seller is or will be a party will not, and the consummation by the Seller of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of, any Organizational Documents of the Seller, (ii) conflict with, or result in any violation or breach of, or constitute a default (or give rise to any right of termination or result in the cancellation, acceleration of any obligation or loss of any right or benefit) under (with or without notice or lapse of time, or both), require a consent or waiver under, or require the payment of a penalty under any of the terms, conditions or provisions of any Contract to which the Seller is a party or by which the Seller or any of its properties or assets are bound, or result in the imposition of any Lien on any of the Seller’s properties or assets or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 2.2(c) and Section 3.4(c), conflict with or violate any permit, concession, franchise, license, assessment, judgment, injunction, order, decree, or Law applicable to the Seller or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 2.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.
(c)No consent, waiver, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or Self-Regulatory Organization is required by or with respect to the Seller in connection with the execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which it is or will be a party, or the consummation by the Seller of the transactions contemplated hereby and thereby, except for (i) compliance with the applicable requirements of the HSR Act and (ii) such other consents, waivers, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.
1.3Title to Units.
(a)The Seller is the record and beneficial owner of, and has good and valid title to, free and clear of any Liens (other than transfer restrictions under applicable securities Laws and the Organizational Documents), the Units. The Seller has full power and authority to sell, convey, assign, transfer and deliver the Units to the Buyer as provided in this Agreement. Other than pursuant to the Organizational Documents, there are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Seller is a party or otherwise bound restricting the transfer of the Units or otherwise relating to the voting or consent of, or dividend rights in respect of or other disposition of, the Units.
(b)Other than the Units, the Seller does not own, of record or beneficially, and is not party to any Contract providing the right to purchase or subscribe for any Equity Interests of any class of the Company, or any security that is exchangeable for, convertible into or exercisable for any such Equity Interests, and the Seller does not own or have any right or interest in or to any stock appreciation, phantom stock, profit participation, phantom equity or other equity appreciation or other equity or equity-based compensation rights or arrangements with respect to the Company.
(c)The Seller does not beneficially own any shares of Buyer Common Stock or any other Equity Interests in the Buyer or any of its Affiliates.
1.4Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending against the Seller, and, to the Knowledge of the Seller, no such action, suit, proceeding, claim, arbitration or investigation has been threatened, and there are no judgments, orders, writs, decrees, rulings or injunctions outstanding against the Seller, except, in each such case, as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.
1.5Securities Matters.
(a)Experience; Risk. The Seller and its equityholders have such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the merits and risks of the receipt of the Stock Consideration, and of protecting its interests in connection herewith. The Seller has the ability to bear the economic risk of its investment in the Stock Consideration (which the Seller acknowledges may be for an indefinite period), including complete loss of the investment.
(b)Investment. The Seller is acquiring the Stock Consideration for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and has no present intention of selling, granting any participation in or otherwise distributing the same. The Seller understands that the Stock Consideration has not been, and will not be, registered under the Securities Act, and is being issued to the Seller in reliance upon a specific exemption from the registration provisions of the Securities Act, which exemption depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein.
(c)Access to Information. The Seller acknowledges that, as of the date hereof, it has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Buyer concerning the terms and conditions of this Agreement and the transactions contemplated hereby and the Stock Consideration, and the merits and risks of investing in the Stock Consideration, and any such questions have been answered to the Seller’s reasonable satisfaction, (ii) access to information about the Buyer and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment, (iii) the opportunity to obtain such additional information that the Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and any such additional information has been provided to the Seller’s reasonable satisfaction, and (iv) the opportunity to ask questions of management of the Buyer and any such questions have been answered to the Seller’s reasonable satisfaction. The Seller has sought such financial, accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Stock Consideration. In entering into this Agreement, the Seller acknowledges and agrees that it has relied solely upon the aforementioned investigation, review and analysis, the representations and warranties of the Buyer expressly set forth in Article IV, and not on any factual representations or opinions of the Buyer or any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person.
(d)Accredited Investor. The Seller and its equityholders are “accredited investors” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act (an “Accredited Investor”), and the Seller has accurately completed and delivered to the Buyer the Accredited Investor Questionnaire with respect to itself and each equityholders of the Seller in the form attached hereto as Exhibit D (the “Accredited Investor Questionnaire”) concurrently with the execution of this Agreement.
(e)Restricted Securities; Rule 144. The Seller understands that the shares of Buyer Common Stock that comprise the Stock Consideration are characterized as “restricted securities” under U.S. federal and state securities Laws and that under such Laws and applicable regulations the Stock Consideration may be resold without registration under the Securities Act only in certain limited circumstances. The Seller acknowledges that the Stock Consideration must be held indefinitely unless a sale of such Stock Consideration is subsequently registered under the Securities Act and qualified by state securities authorities or an exemption from such registration and qualification is available. The Seller acknowledges that the Buyer has no obligation to register or qualify the Stock Consideration and does not intend to do so. The Seller is aware of the provisions of Rule 144 promulgated under the Securities Act, which rules permit the limited resale of shares purchased in a private placement or shares owned by certain Persons subject to the satisfaction of certain conditions, which may include, but not be limited to, the time and manner of sale, the holding period for the Stock Consideration, and requirements relating to the Buyer which are outside of the Seller’s control, and which the Buyer is under no obligation and may not be able to satisfy.
(f)No General Solicitation. The Seller became aware of the transactions contemplated by this Agreement, including the Stock Consideration, solely by means of direct contact with the Buyer or one of its respective representatives, and not following or as a result of any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D promulgated by the SEC under the Securities Act.
1.6Brokers. Other than Source One Business Services, LLC, no agent, broker, investment banker, financial advisor or other Person has acted, directly or indirectly, as a broker, finder, or financial advisor for the Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement, and no Person is or shall be entitled, as a result of any action, agreement or commitment of the Seller or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee, commission or payment in connection with any of the transactions contemplated by this Agreement.
1.7No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article II (or as set forth in Section 3.25) and in any certificate delivered by the Seller at the Closing pursuant to Section 7.2(d), neither the Seller nor any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any representation or warranty of any kind whatsoever, express or implied, with respect to the Seller, or any of its Affiliates, including with respect to any information, documents, projections, forecasts or other material provided or made available to the Buyer or any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person, in connection with the transactions contemplated by this Agreement (including any information provided in any data room, confidential information memorandum, management presentation, responses to diligence requests or otherwise). For the avoidance of doubt, nothing in this Section 2.7 shall be deemed to expand, modify or supplement the representations and warranties expressly set forth in this Article II.
1.8Reliance. The Seller, for itself and on behalf of its Affiliates, including the Company, acknowledges that it is relying on its own independent investigation, verification and analysis in entering into the transactions contemplated hereby, including with respect to the financial condition, results of operations, assets, liabilities, properties and projected operations of the Buyer and, in making its determination to proceed with the transactions contemplated by this Agreement, the Seller, and the Company have relied solely on the results of their own independent investigation, verification and analysis and have relied solely on the representations and warranties of the Buyer set forth in this Agreement or in the certificate(s) delivered at the Closing, pursuant to Section 7.3(c).
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule, the Seller hereby represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement and as of the Closing Date.

1.1Organization, Standing and Power.
(a)The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Maryland and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as conducted on the date of this Agreement.
(b)The Company is duly qualified to do business and is in good standing as a foreign company in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing that, individually or in the aggregate, would not reasonably be expected to be material to the Company.
(c)The Company has made available to the Buyer true, correct and complete copies of the Company’s Organizational Documents.
1.2Capitalization.
(a)Section 3.2(a) of the Disclosure Schedule sets forth a true, correct and complete list of each holder of outstanding Units, identifying the name and the number of outstanding Equity Interest owned by such Person, which Units represent all of the outstanding membership interests of the Company.
(b)Other than the Units set forth on Section 3.2(a), (i) there are no Equity Interests of any class of the Company, or any security that is exchangeable for, convertible into or exercisable for or that grants the right to subscribe for (or that would otherwise require the Company to issue, sell or transfer) any such Equity Interests, issued, reserved for issuance or outstanding, (ii) there are no options, warrants, equity securities, calls, rights or Contracts obligating the Company to issue, exchange, transfer, deliver or sell additional Equity Interests of the Company or any security or rights convertible into or exchangeable or exercisable for or granting the right to subscribe for any such Equity Interests, or obligating the Company to grant, extend or amend or enter into any such option, warrant, Equity Interest, call, right or Contract and (iii) there are no outstanding stock appreciation, phantom stock, profit participation, phantom equity or other equity appreciation or other equity or equity-based compensation rights or arrangements with respect to the Company. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company is a party or otherwise bound relating to or restricting the voting or consent of, or sale, transfer or other disposition of, or any dividend rights in respect of, any Equity Interests of the Company, including the Units, nor is the Company a party to or otherwise bound by any Contract or understanding with any Person with respect to, nor do any of them otherwise have any obligations, contingent or otherwise, to, repurchase, redeem or otherwise acquire any Equity Interests of (or to make any payment, including any dividend or distribution in respect of any Equity Interests of) the Company, including the Units, or to make any material investment in (including in the form of a loan or capital contribution) the Company or any other Person.
(c)All of the outstanding Units (i) were validly issued and are fully paid and nonassessable, (ii) are owned by the Seller free and clear of any Liens (other than transfer restrictions under applicable securities Laws) and (iii) were issued without violation of and in accordance with the Company’s Organizational Documents, and all applicable federal and state securities Laws. None of the Units were issued in violation of any (and there are no outstanding) purchase options, call options, rights of first refusal, preemptive rights, subscription rights or similar rights under the Act or other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or is otherwise bound.

1.3Subsidiaries. The Company does not have any direct or indirect Subsidiaries, nor does it own, directly or indirectly, any Equity Interests or options or rights to purchase or subscribe for, or convertible into or exchangeable or exercisable for, Equity Interests of, any other Person.
1.4Authority; No Conflict; Required Filings and Consents.
(a)The Company has the requisite limited liability company power and authority to enter into each Transaction Document to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of each Transaction Document to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite limited liability company action on the part of the Company and no other action on the part of the Company or any equityholders thereof is necessary to authorize the execution, delivery, or performance of any Transaction Document to which the Company is or will be party and the consummation of the transactions contemplated thereby or hereby by the Company. Each Transaction Document to which the Company is a party will be, duly executed and delivered by the Company and constitutes, or will upon execution and delivery thereof constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)Except as set forth on Section 3.4(b) of the Disclosure Schedule, the execution, delivery and performance of each Transaction Document to which the Company is or will be a party does not, and the consummation by the Company of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of, the Organizational Documents of the Company, (ii) conflict with, or result in any violation or breach of, or constitute a default (or give rise to any right of termination or result in the cancellation, acceleration of any obligation or loss of any right or benefit) under (with or without notice or lapse of time, or both), require a consent or waiver under, or require the payment of a penalty under any of the terms, conditions or provisions of any Contract to which the Company is a party or by which the Company’s properties or assets is bound or subject, or result in the imposition of any Lien on any of the properties or assets of the Company, or (iii) conflict with or violate any permit, concession, franchise, license, assessment, judgment, injunction, order, decree, or Law applicable to the Company or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(c)No consent, waiver, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or Self-Regulatory Organization is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is or will be a party, or the consummation by the Company of the transactions contemplated hereby and thereby, except for compliance with the applicable requirements of the HSR Act.
1.5Financial Statements.
(a)Section 3.5(a) of the Disclosure Schedule contains (i) the audited consolidated statements of financial condition of the Company as of each of December 31, 2024, December 31, 2023 and December 31, 2022 and, in each case, the related consolidated statements of operations, changes in members’ equity and consolidated statement of cash flows for the year then ended (collectively, the “Company Financial Statements”), and (ii) the

unaudited consolidated statement of financial condition of the Company as of September 30, 2025 (the “Interim Financial Statements”, and together with the Company Financial Statements, the “Financial Statements”), in each case, including the related notes and schedules thereto. The Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present, in all material respects, the consolidated financial position of the Company as of the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified, except that the Interim Financial Statements do not contain footnotes and are subject to normal year-end adjustments (which adjustments are not material, individually or in the aggregate).
(b)Other than (i) as specifically disclosed or reserved against in the Interim Financial Statements, and (ii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2024, there are no Liabilities of the Company (whether or not required to be set forth on a balance sheet (and the notes thereto) prepared in accordance with GAAP) that would, individually or in the aggregate, reasonably be expected to be material to the Company.
(c)The books, records and accounts of the Company are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws. The Company maintains a system of internal accounting controls designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects, including that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to accurately and fairly reflect the transactions and dispositions of the assets of the Company; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.
(d)The reports of the Company’s independent auditor regarding the Company Financial Statements have not been withdrawn, supplemented or modified, and the Company has not received any communication from its independent auditor concerning any such withdrawal, supplement or modification. There (i) are no material weaknesses or significant deficiencies (as defined in Regulation S-X promulgated under the Exchange Act) in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and (ii) the Company’s system of internal control over financial reporting is reasonable and sufficient for a business of its size to record transactions as necessary in order to permit preparation of financial statements in accordance with GAAP and applicable Law. There have been no instances of Fraud or corporate misappropriation, whether or not material, that involve (i) any employee or member of management of the Company who has a significant role in the Company’s system of internal controls over financial reporting or (ii) to the Seller’s Knowledge, any other employee or member of management.
1.6Absence of Certain Changes.
(a)Since December 31, 2024, (i) no Changes have occurred that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect and (ii) other than in connection with the transactions contemplated by this Agreement, the Company has carried on its business in the ordinary course consistent with past practice.
(b)Without limiting the generality of Section 3.6(a), since December 31, 2024, except as set forth on Section 3.6(b) of the Disclosure Schedule, the Company has not taken any of the following actions:

A.except in the ordinary course of business consistent with past practice, (i) incurred, assumed, guaranteed or otherwise become liable for any Indebtedness or (ii) granted or subjected to any Lien (other than granting or suffering to exist a Permitted Lien) any of its properties or assets (whether tangible or intangible);
B.sold, assigned, licensed, transferred, conveyed, leased, subleased or otherwise disposed of any properties or assets of, or used by, the Company other than in the ordinary course of business consistent with past practice (in each case, other than Intellectual Property, which shall be subject to clause (C));
C.(i) sold, assigned, leased, licensed, covenanted not to sue with respect to, transferred, conveyed, disposed of, abandoned, canceled, permitted to lapse or expire, or failed to maintain, or granted a Person any rights under or with respect to, any Company Intellectual Property (other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice) or (ii) disclosed any material trade secrets or confidential information of the Company to any other Person (other than in the ordinary course of business to a Person bound by adequate confidentiality obligations);
D.issued, sold, pledged, encumbered, disposed of or transferred to any Person any Units or any other Equity Interest in or securities of the Company, or any securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe for, any Equity Interest in or securities of the Company, or made any other change in the capital structure of the Company (including forming any Subsidiary);
E.changed or amended the Organizational Documents of the Company;
F.declared, set aside, made or paid any dividend or other distribution in respect of the Units (other than cash distributions) or any other Equity Interest in or securities of the Company, or repurchased, redeemed or otherwise acquired any outstanding Units or other securities of or Equity Interests in the Company;
G.except in the ordinary course of business consistent with past practice, (1) increased the compensation payable to or to became payable to, or the benefits provided to, paid any bonus to, or granted any equity or equity-based award to, any current or former Business Employee or Business Service Provider; (2) granted, increased, paid, provided or modified any severance, retention, change in control or termination payment or benefit to, or loaned or advanced or accelerated any amount to, any current or former Business Employee or Business Service Provider; (3) accelerated the vesting or payment, or fund or in any other way secure the payment, of any compensation or benefit for any current or former Business Employee or Business Service Provider; (4) approved, established, adopted, entered into, amended or terminated any Company Employee Plan, including any employment contract, arrangement or terms, except as required by any Law; (5) granted or forgave any loans to any Business Employee or Business Service Provider; (6) hired or promoted, or terminated or demoted (other than for cause) any current or former Business Employee or Business Service Provider with annual target cash compensation greater than $250,000; (7) other than as required by Law, approved, made, amended, negotiated, entered into or terminated any Collective Bargaining Agreement covering any Business Employee; (8) waived or released any restrictive covenant obligation of any current or former Business Employee or Business Service Provider; or (9) implemented or announced any layoffs that could require advance notice under the WARN Act;

H.amended, extended, waived material rights under, or terminated any Company Material Contract or Company Lease (or any Contract that would have been a Company Material Contract or Company Lease if in effect on the date of this Agreement); provided, however, that the foregoing shall not include (i) expirations in accordance with their terms, or (ii) actions taken in the ordinary course of business consistent with past practice that are not materially adverse to the Company and are not for more than $10,000,000 for any single Contract;
I.except in the ordinary course of business consistent with past practice, amended, extended, waived material rights under, or terminated any Company Material Contract or Company Lease;
J.made any change in any method of accounting or accounting practice or policy, other than such changes as are required by GAAP or applicable Law;
K.entered into any commitment for capital expenditures in excess of $5,000,000 in the aggregate;
L.(1) compromised or entered into any settlement or release with respect to any litigation, arbitration, investigation or other proceeding, unless such settlement or release, (x) contemplated only the payment of money damages in an amount not to exceed $1,000,000 for any single claim, or $1,000,000 in the aggregate for all proceedings and (y) did not impose any limits on the conduct or operation of the Company or its businesses, or (2) commenced any litigation, proceeding, or arbitration;
M.made, changed or revoked any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, settled or compromised any Tax Liability or Tax Proceeding, agreed to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of Law or propose any such adjustment with a taxing authority, prepare or file any amended Tax Return, waived or extended any statute of limitations in respect of Taxes, surrendered any claim for a refund of Taxes, or entered into any “closing agreement” described in Section 7121 of the Code (or any similar provision of Law) with a taxing authority;
N.effected any merger, consolidation, recapitalization, reclassification, stock split, combination or other change in the capitalization of the Company, acquire (including by merger, consolidation or acquisition of stock or assets) any interests in any Person or any business or division thereof;
O.(1) materially delayed or postponed any payment of any accounts payable or other payables or expenses, (2) accelerated the collection of accounts receivable in advance of or beyond the dates when such accounts receivable would have been collected or (3) adopted or implemented any change in its policies or practices with respect to the extension of any discounts or credits to customers;
P.entered into any transaction with any Affiliate;
Q.terminated (or failed to renew) or otherwise failed to maintain and continue in full force and effect without modification all Company Insurance Policies;
R.hired or promoted any Person with annual base compensation in excess of $250,000 or terminated (other than for cause) the employment or services of any Person with annual base compensation in excess of $250,000;

S.entered into any new line of business; or
T.entered into, agreed to enter into, or committed to do any of the foregoing.
1.7Taxes.
(a)The Company has filed on a timely basis all Tax Returns that they were required to file in accordance with applicable Tax Law, and all such Tax Returns are true and correct in all material respects. The Company has paid on a timely basis all Taxes that were due and payable, whether or not shown (or required to be shown) on a Tax Return. Any such Taxes or Tax liabilities that are not yet due and payable have been properly and adequately accrued on the books and records of the Company, and any such unpaid Taxes of the Company do not exceed the reserves for Tax liabilities (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet (rather than in any notes thereto) prepared in accordance with GAAP.
(b)All Taxes that the Company is or was required by applicable Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Entity.
(c)No material deficiency relating to the Company with respect to Taxes of the Company has been proposed, asserted or assessed in writing against the Company the resolution of which is still pending.
(d)With the exception of customary commercial leases or Contracts that are not primarily related to Taxes entered into in the ordinary course of business and Liabilities thereunder, the Company (i) does not have any Liability as a transferee or successor or pursuant to any contractual obligation for any Taxes of any Person other than the Company, or (ii) is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.
(e)The Company has made available to the Buyer copies of all material Tax Returns of the Company for the past three (3) years.
(f)No examination, claim, action, suit, proceeding, investigation or audit in respect of any Tax Return of the Company by any Governmental Entity is currently in progress or pending.
(g)The Company has not been informed in writing by any jurisdiction in which the Company did not file a Tax Return that the jurisdiction believes that the Company was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction.
(h)Except as set forth on Section 3.7(h) of the Disclosure Schedule, the Company has not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.
(i)There is no (i) adjustment under Section 481 of the Code (or any similar adjustment under any provision of the Code or the corresponding foreign, state or local Tax Laws), (ii) “closing agreement” as described in section 7121 (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, (v) election under section 108(i) of the Code; or (vi) election under Section 965(h) of the Code, in each case that would require the Company to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date.
(j)Since inception, but immediately prior to November 6, 2025, the Company has been properly treated as a partnership under Treasury Regulation Section 301.7701-3(b)(1)(i) for U.S. federal income and all other Tax purposes. As of November 6, 2025,the Company has been properly classified as an entity that is treated as disregarded as separate from its owner for U.S. federal income and all other Tax purposes.
(k)Except as set forth on Section 3.7(k) of the Disclosure Schedule, none of the assets held by the Company is a United States real property interest within the meaning of Section 897(c)(1) of the Code.
(l)There are no material Liens with respect to Taxes upon any of the assets of the Company, other than with respect to Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings.
(m)The Company has not engaged in a “reportable transaction” as set forth in Treasury Regulation section 1.6011-4(b).
(n)The Company (i) does not have, or have ever had, a permanent establishment in any country other than the country in which it is organized and resident, (ii) has not engaged in a trade or business in any country other than the country in which it is organized and resident that subjected it to Tax in such country, or (iii) is not, or has never been, subject to Tax in a jurisdiction outside the country in which it is organized and resident.
(o)The Company is not subject to any limitation under Section 197(f)(9) of the Code on its ability to amortize any “section 197 intangible” as defined in Section 197(d)(1) of the Code. None of the “section 197 intangibles” owned by the Company were (i) held or used at any time on or after July 25, 1991, and on or before August 10, 1993 by the Company or a related taxpayer (as determined pursuant to Section 197(f)(9)(C) of the Code) or (ii) acquired from a person who held such “section 197 intangibles” at any time on or after July 25, 1991 and on or before August 10, 1993.
(p)For purposes of this Section 3.7, any reference to the Company shall be deemed to include any Person that merged with or was liquidated or converted into the Company.

1.8Owned and Leased Real Properties.
(a)The Company does not own, nor has at any time owned, any real property or any interest in any real property.
(b)Section 3.8(b) of the Disclosure Schedule sets forth a complete list of all real property leased or subleased by the Company as tenant or lessee (the “Company Leased Property”) and all of the leases and other agreements pursuant to which the Company uses or occupies the Company Leased Property (the “Leases”). The Company (i) has a valid, binding and enforceable leasehold interest in each Company Leased Property, free and clear of all Liens (other than Permitted Liens), and (ii) is not (and to the Seller’s Knowledge, the other party is not) in default on any Lease or has exercised any termination rights with respect thereto. The Company Leased Property constitutes all interests in real property currently used, occupied or held for use in connection with the business of the Company and which are necessary for the operation of the business of the Company as currently operated.
1.9Intellectual Property and Data Privacy.
(a)Section 3.9(a) of the Disclosure Schedule contains a complete and accurate list of all Patent Rights, registered Trademarks, registered Copyrights, applications for each of the foregoing, domain names, and material unregistered Trademarks, in each case, owned or purported to be owned by the Company (the “Company Registered Intellectual Property”), and in each case, specifying the applicable jurisdiction, title, record owner, and application, registration or issuance date and number. All necessary registration, maintenance, renewal, and other relevant filing fees due have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Governmental Entity, Self-Regulatory Organization, domain registrar or other applicable authority for the purposes of maintaining the Company Registered Intellectual Property in full force and effect. All Company Registered Intellectual Property is subsisting, valid and enforceable.
(b)The Company (i) solely and exclusively owns all right, title and interest in and to all Company Owned Intellectual Property and (ii) has valid, enforceable and continuing rights (pursuant to a written license) to use all Company Licensed Intellectual Property as the same is used in the business of the Company, in each case of (i) and (ii), free and clear of all Liens, other than Permitted Liens. The Company Owned Intellectual Property and the Company Licensed Intellectual Property (when used within the scope of the applicable license) collectively constitute all Intellectual Property used in, necessary and sufficient for the conduct and operation of the business of the Company as currently conducted.
(c)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will result in: (i) the loss or impairment of, or any Lien on, any Company Intellectual Property; (ii) the release, disclosure or delivery of any source code included in any Company Software to any third party; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Company Intellectual Property; (iv) the payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Company Intellectual Property; or (v) the breach of, or creation on behalf of any Person of the right to terminate or modify any Contract relating to any Company Intellectual Property.
(d)To the Seller’s Knowledge, no third party is infringing, misappropriating, diluting or otherwise violating or has infringed, misappropriated, diluted or otherwise violated any Company Intellectual Property, and no such claims have been made against any Person by the Company (or any Person on the Company’s behalf).

(e)The Company has taken reasonably adequate measures to maintain in confidence all trade secrets and confidential information comprising a part of the Company Intellectual Property or otherwise pertaining to the Company or the business of the Company (including confidential trading information and other trade secrets and confidential information of any Person to whom the Company has a confidentiality obligation), which measures are reasonable in the industry in which the Company operates. No trade secret or confidential information material to the Company has been authorized to be disclosed or has been actually disclosed by the Company to any Person, other than pursuant to a valid and enforceable written non-disclosure agreement adequately restricting the disclosure and use of such information. To the Seller’s Knowledge, no such Person is in violation of any such agreement or has otherwise misappropriated any such information.
(f)No source code or related documentation or materials for any Company Software has been delivered, licensed, or made available by the Company to, or used or accessed by, any escrow agent or other Person, other than employees or contractors, in each case who have a need to know such source code for the operation of the business and are bound by confidentiality obligations to the Company restricting disclosure and use of such source code and related materials (whether arising under a written agreement, employment or contractor policies, professional duties, or applicable Law). The Company is not a party to any source code escrow agreement or otherwise obligated to provide to any Person (or escrow agent for the benefit of any Person) the source code for any Company Software.
(g)The Company and the conduct and operation of the business of the Company (including the creation, licensing, marketing, importation, offering for sale, sale, or use of the products and services of the business of the Company) do not infringe, dilute, misappropriate, or otherwise violate, and have not infringed, diluted, misappropriated, or otherwise violated, any Intellectual Property of any third party. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Seller’s Knowledge, threatened against the Company, or, to the Seller’s Knowledge, pending or threatened against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company (a) involving allegations of infringement, dilution, misappropriation, or other violation of any Intellectual Property of any third party or (b) challenging the ownership, use, validity or enforceability of any Company Intellectual Property. The Company has not received any claim or notice alleging any such infringement, dilution, misappropriation, or violation or challenging any such ownership, use, validity, or enforceability, and, to the Seller’s Knowledge, there are no facts or circumstances that would reasonably form the basis for any such claim or challenge.
(h)Except as set forth on Section 3.9(h) of the Disclosure Schedule, the Company has executed valid and enforceable written agreements with all past and present founders, officers, directors, employees, consultants and independent contractors pursuant to which such Persons have (i) agreed to hold all trade secrets and confidential information of the Company in confidence both during and after their employment or retention, as applicable, and (ii) validly and presently assigned to the Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Company in the course of their employment, service or retention thereby.
(i)The Company owns or has a valid right to access and use all the Company IT Systems pursuant to written agreements. The Company IT Systems (i) are adequate and sufficient for, and operate and perform in all material respects as required in connection with, the operation of the business of the Company as currently conducted, and (ii) do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) materially disrupt or materially affect in an adverse manner the functionality of any Company IT Systems, or (B) enable or assist any Person to access without authorization any Company IT Systems. In the past ten (10) years, except as set forth on Section 3.9(i) of the

Disclosure Schedule, there has been no unauthorized use, access to or breach or intrusion of, or any material disruption of or data loss, service level failure, material outage or material unscheduled downtime with respect to, any such Company IT Systems. The Company (i) takes and has taken reasonable measures to maintain and protect the performance, confidentiality, integrity and security of the Company IT Systems, and (ii) has reasonable back-up and disaster recovery arrangements in the event of a failure of the Company IT Systems.
(j)No Open Source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, maintenance, operation, delivery or provision of any Company Software or any products of the business of the Company, in each case, in a manner that requires or obligates the Company to: (i) disclose, license or otherwise make available the source code of any Company Software; (ii) make any Company Software available at no or nominal charge; (iii) permit third parties to create or distribute modifications or derivative works of any Company Software; or (iv) grant to any Person any license under, or covenant not to assert, any Patent Rights of the Company with respect to the Company Software, in each case other than any license, covenant or obligation that applies solely to the applicable Open Source Software itself on the terms of its license. The Company has complied and is in compliance in all material respects with the terms and conditions of all relevant licenses for Open Source Software used in the business of the Company.
(k)None of the Company Software contains any “back door”, “drop dead device”, “time bomb” (as such terms are commonly understood in the software industry) or any other contaminants, or any other code designed or intended to have, or capable of performing or that without user intent will cause, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any computer or other device on which such Company Software is stored, installed or used; (ii) damaging or destroying any data or file without the user’s consent; or (iii) sending information to the Company or any other Person. None of the Company Software (A) constitutes, contains or is considered “spyware” or “trackware” (as such terms are commonly understood in the software industry), (B) records a user’s actions without such user’s knowledge or (C) employs a user’s Internet connection without such user’s knowledge to gather or transmit information on such user or such user’s behavior. The Company implements and maintains in all material respects, and has implemented and maintained in all material respects, industry standard procedures to mitigate against the likelihood that the Company Software contains any contaminant or other Software routines or hardware components designed to permit unauthorized access to or disable, erase or otherwise harm Software, hardware or data. All Company Software was created and developed solely by employees or contractors of the Company within the scope of their employment or engagement, and all such Company Software was developed in the United States.
(l)The Company and, to the Seller’s Knowledge, any Person acting on behalf of the Company, are and have at all times been in material compliance with all Privacy Requirements. None of the Company’s privacy policies or notices have contained any material omissions or been materially misleading or deceptive.
(m)The Company has (i) implemented and at all times maintained reasonable administrative, technical and organizational safeguards, at least consistent with practices in the industry in which the Company operates, to protect the Company IT Systems and all Personal Information and other confidential data in their possession or under their control against loss, theft, misuse or unauthorized access, use, modification, alteration, encryption, destruction or disclosure, and (ii) taken reasonable steps to ensure that any third party with access to Personal Information collected by or on behalf of the Company have implemented and maintained the same, including by imposing applicable contractual obligations on such third parties to the extent required by applicable Privacy Laws or as otherwise appropriate. To the Seller’s Knowledge, no third party has provided any Personal Information to the Company in violation of applicable Privacy Laws. The Company has conducted reasonable privacy and data security testing or audits at reasonable intervals and has resolved or remediated any material privacy or data security issues or vulnerabilities identified. The Company has implemented reasonable disaster recovery and business continuity plans, and have tested and taken actions consistent with such plans, as required, to safeguard the Company IT Systems and all Personal Information and other sensitive data in their possession or under their control.
(n)There have been no security breaches or other events triggering data breach notification laws in any jurisdiction, or any material unauthorized access to, use, disclosure, or encryption of, or adverse events or incidents related to, any Personal Information or other sensitive data Processed by or on behalf of the Company. The Company has not provided or been legally required to provide any notice to any Person in connection with unauthorized Processing of Personal Information. The Company has not received any notice (including notice from third parties acting on its behalf) of any claims, charges, investigations or regulatory inquiries related to the Processing of Personal Information or relating to or alleging the violation of any Privacy Requirements. To the Seller’s Knowledge, there are no facts or circumstances that could reasonably form the basis of any such notice or claim.
(o)Neither the execution or delivery of this Agreement nor the consummation of the transaction contemplated hereby will result in any restrictions preventing the Buyer from exploiting trade secrets, confidential information, or Processing any Personal Information of or entrusted to the Company in materially the same manner as exploited or Processed by the Company prior to Closing.
1.10Contracts.
(a)Section 3.10(a) of the Disclosure Schedule lists, in effect as of the date of this Agreement, all of the following Contracts to which the Company is a party or by which the Company or its properties or assets is bound or under which the Company has any remaining rights or obligations:
(i)any Contract (A) containing any grant to any Person by the Company of any license, sublicense, right, consent or covenant not to assert, under or with respect to any Intellectual Property, other than non-exclusive licenses of Intellectual Property granted to customers in the ordinary course of business that do not permit further resale or distribution, (B) containing any grant by any Person to the Company pursuant to which the Company is granted a license, sublicense, right, consent or covenant not to assert, under any Intellectual Property, other than licenses for Open Source Software or off-the-shelf Software commercially available on standard terms for a one-time or annual fee (whichever is higher) of no more than $100,000, or, (C) pertaining to the development, assignment, ownership, co-existence, or concurrent use of any Company Owned Intellectual Property;
(ii)any (A) Lease or (B) Contract (or group of related Contracts) for the lease of machinery, equipment, motor vehicles, office furniture, fixtures or other personal property from or to third parties providing for lease payments annual amount of which is in excess of $250,000 per calendar year, other than agreements that can be terminated by the Company on 60 or fewer days’ notice without payment by the Company of any material penalty;
(iii)any Contract (A) with a Major Customer or Major Supplier or (B) providing for the purchase, acquisition or sale of materials, goods, services, equipment or other assets providing for annual payments made by or to the Company of $1,000,000 or more;

(iv)any Contract establishing or relating to any partnership, joint venture, strategic alliance or similar arrangement (other than any Organizational Document of the Company);
(v)any Contract containing covenants of the Company that restrict or purport to restrict the Company from competing with any Person or in any line of business or geographic area or hiring or soliciting any Person for employment or other business relationship, including as customers or suppliers;
(vi)any Contract (or group of related Contracts) (A) under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) any Indebtedness, or which imposes a Lien (other than a Permitted Lien) on any assets of the Company, (B) for capital expenditures in excess of $1,000,000 or (C) requiring the Company to post or provide any credit support, including any guaranty or security of any variety (including bonds or letters of credit) where the total Contract value is in excess of $2,500,000;
(vii)any Contract for (or providing for preferential rights with respect to) the sale, lease or disposition, whether in one transaction or series of related transactions, of any significant portion of the assets of the Company, including any Equity Interests of any Person;
(viii)any Contract relating to the acquisition (whether by merger, purchase of stock or assets or otherwise) of any operating business or material amount of assets or Equity Interests of any other Person;
(ix)any Contract relating to the disposition (whether by merger, purchase of stock or assets or otherwise) of any operating business or material amount of assets or Equity Interests of any other Person;
(x)any Collective Bargaining Agreement;
(xi)any Contract with any current director, manager, officer, or Business Employee with an annual base salary in excess $250,000, and the Company with any restrictive covenant obligation in favor of the Company that remain in effect;
(xii)any Contract providing for any employment, independent contractor or leasing or consulting arrangement with any individual that (A) provides for annual compensation in excess of $250,000 or (B) cannot be terminated by the Company (or Company’s Subsidiaries party thereto) on 60 or fewer days’ notice without payment by the Company (or such Subsidiaries) of any severance;
(xiii)any Contract providing, directly or indirectly, for severance, retention, change in control or other similar payments;
(xiv)any Contract pursuant to which the Company has granted “most favored nation” pricing rights to a counterparty, or granted exclusivity in any manner to a counterparty, or that requires or purports to require the Company to acquire all or a specified portion of its requirements of a particular material good or service from any Person;
(xv)any Contract which (A) imposes any minimum sales or other requirements on the Company, (B) otherwise permits the counterparty to claw back amounts previously paid to the Company, (C) that requires the use of any supplier or third party for all or substantially all requirements or needs relating to any goods or services, or (D) that provides for minimum volume requirements, minimum purchase requirements or other similar requirements;

(xvi)any Contract under which the Company has any outstanding, direct or indirect, guaranty, surety or indemnification obligations (other than indemnification obligations contained in customer agreements entered into in the ordinary course of the Company’s business in a form provided to the Buyer);
(xvii)any Affiliate Contract;
(xviii)any settlement agreement, conciliation or consent decree or similar agreement under which the Company has any potential or outstanding Liability; and
(xix) any Contract with any Governmental Entity, or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order.
(b)Each Company Material Contract is valid, in full force and effect, and is binding on and enforceable against the Company, and, to the Seller’s Knowledge, each other party thereto. The Company is not in violation of or in default under any Company Material Contract nor, to the Seller’s Knowledge, is any other party thereto in violation of or in default under any Company Material Contract, and to the Seller’s Knowledge, there are no circumstances, occurrences, events, or acts that exist that, with or without the giving of notice or lapse of time or both, would become violations of or defaults thereunder. No party to any Company Material Contract has exercised, or, to the Sellers’s Knowledge, given notice to the Company that it intends to exercise, any termination rights with respect thereto or notified the Company that there is any significant dispute thereunder. The Company has made available to the Buyer true, correct and complete copies of all Company Material Contracts, together with all amendments, modifications and/or supplements thereto.
1.11Litigation. Except as set forth on Section 3.11 of the Disclosure Schedule, there is no (and since January 1, 2020 has been no) action, suit, proceeding, claim, audit, arbitration or investigation pending against the Company or, to the Seller’s Knowledge, any of its members, officers or Business Employees in connection with the operation of the Company. To the Seller’s Knowledge, no such action, suit, proceeding, claim, audit, arbitration or investigation has been threatened against the Company since January 1, 2020. To the Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such action, suit, proceeding, judgment, claim, audit, assessment, arbitration or investigation. There are no judgments, orders, writs, decrees, rulings or injunctions outstanding against the Company and the Company is not in breach or violation of (and no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time, or both) a breach or violation of) any such judgment, order, writ, decree, ruling or injunction, that, individually or in the aggregate, would reasonably be expected to be, material to the business of the Company.
1.12Employee Benefit Plans.
(a)Section 3.12(a)(i) of the Disclosure Schedule contains a complete list of each Company Employee Plan. True and complete copies of each of the following documents have been made available to the Buyer: (i) all Company Employee Plan documents, together with all amendments thereto, including with respect to any Company Employee Plan that is not in writing, a written description of the material terms thereof and (ii) with respect to each Company Employee Plan, to the extent applicable: (A) any related trust agreement, or insurance contract or documents relating to other funding arrangements, (B) any related administrative service agreement, (C) for the most recently ended three plan years, all Internal Revenue Service Form 5500s (including all schedules and financial statements attached thereto), (D) all current summary plan descriptions and subsequent summaries of material modifications, (E) a current

Internal Revenue Service determination or opinion letter, and any pending applications for a determination or opinion letter, (F) the most recent financial and actuarial valuation reports, and (G) all material written correspondence to or from the Company or any Company ERISA Affiliate and any Governmental Entity during the three years preceding the date of this Agreement relating to a Company Employee Plan; and (iii) all agreements between the Company and any third-party professional employer organization, including all amendments thereto, governing the provision of professional employer organization services (“PEO Agreements”). Each Company Employee Plan and related trust complies and has been in compliance, in all material respects, with all requirements of applicable Laws and has been established and administered in all material respects in accordance with its terms and with all applicable Laws (including ERISA, the Code, and applicable local Laws), and no notice has been received by the Company from any Governmental Entity questioning or challenging such compliance. The Company is in compliance in all material respects with its obligations under the PEO Agreements.
(b)Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Company Employee Plan”) has been determined by the Internal Revenue Service to be so qualified and has received a favorable determination letter from the Internal Revenue Service, or with respect to a preapproved plan, can rely on an advisory or opinion letter from the Internal Revenue Service to the preapproved plan sponsor, to the effect that such Qualified Company Employee Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, all amendments to any such Qualified Company Employee Plan for which the remedial amendment period (within the meaning of section 401(b) of the Code and applicable regulations) has expired are covered by a favorable Internal Revenue Service determination letter, advisory letter, or opinion letter, and to the Seller’s Knowledge no fact or event has occurred that could affect adversely the qualified status of any such Qualified Company Employee Plan or the exempt status of any such trust.
(c)All benefits, contributions and premiums required by and due under the terms of each Company Employee Plan, the terms of any Collective Bargaining Agreements or applicable Law have been timely paid in accordance with the terms of such Company Employee Plan, the terms of any Collective Bargaining Agreements, and the terms of all applicable Laws, or to the extent not due, have been properly accrued under GAAP.
(d)Except as listed on Section 3.12(d) of the Disclosure Schedule, neither the Company nor any Company ERISA Affiliate sponsors, contributes to, has contributed to, has ever had an obligation to contribute to, or has or could reasonably be expected to have any Liability with respect to: (i) a plan subject to Title IV of ERISA, the minimum funding standards of Section 302 of ERISA or Section 412 of the Code (including any “defined benefit plan” within the meaning of Section 3(35) of ERISA); (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”); (iii) a multiple employer plan (within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code); or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). None of the assets of any Company Employee Plan are invested in employer securities or employer real property.
(e)Other than as required under Section 4980B of the Code or other similar applicable Law or for which the covered person pays the full cost of coverage for such person and his or her beneficiaries and dependents, neither the Company nor any Company ERISA Affiliate has or could reasonably be expected to have any Liability for providing post-termination or retiree medical, life insurance or other welfare benefits. Each Company Employee Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA and that is not a Multiemployer Plan has complied in all material respects with the Affordable Care Act.

(f)There is no pending or, to Seller’s Knowledge, threatened action, suit, claim, audit, inquiry or proceeding relating to a Company Employee Plan that is not a Multiemployer Plan or the assets thereof or a related trust, sponsor, administrator or fiduciary of such Company Employee Plan (other than routine claims for benefits in the ordinary course of business), and to the Seller’s Knowledge, there are no facts or circumstances that could form the basis for any such action, suit, claim, audit, inquiry, or proceeding. There has been no nonexempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Company Employee Plan that is not a Multiemployer Plan.
(g)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in connection with any other event, will (i) give rise to any payments or benefits that would be nondeductible to the Company under Section 280G of the Code or that could result in an excise Tax on any recipient under Section 4999 of the Code, (ii) result in any payment or benefit becoming due to any current or former Business Employee or Business Service Provider, (iii) increase the amount or value of any compensation or benefits payable under any Company Employee Plan, (iv) result in any acceleration of the time of payment or vesting of any compensation or benefits or provide any additional compensatory rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any current or former Business Employee or Business Service Provider, or (v) limit or restrict the ability of the Buyer or any of its Affiliates, or the Company to merge, amend or terminate any Company Employee Plan.
(h)Each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has at all times been in documentary and operational compliance in all material respects with Section 409A of the Code and all applicable guidance thereunder. No Company Employee Plan or other Contract to which the Company is a party or otherwise bound provides any Person with a “gross up” or similar payment in respect of any Taxes or related interest or penalties that may become payable, including under Section 409A or 4999 of the Code or otherwise.
(i)Except as listed on Section 3.12(i) of the Disclosure Schedule, with respect to any Multiemployer Plan to which the Company or any Company ERISA Affiliate contributes to, has any obligation to contribute to or has any liability in respect of (or has at any time contributed or had an obligation to contribute to): (i) all contributions required to be made by the Company or any Company ERISA Affiliate to any such plan have been timely made, (ii) none of the Company or Company ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied or would be subject to withdrawal liability if, as of the Closing Date, the Company or any Company ERISA Affiliate were to engage in a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) from any Multiemployer Plan, (iii) no Multiemployer Plan is or has been determined to be in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA, (iv) the Company has made available a copy of the notice under Section 101(l) of ERISA pertaining to its estimated withdrawal liability under Title IV of ERISA for the most recently completed plan year, and (v) the Company has made available a copy of the most recent funding improvement plan or rehabilitation plan, as applicable, for each Multiemployer Plan that is in critical or endangered status.
1.13Compliance With Laws; and Regulatory Matters.
(a)The Company is conducting, and at all times since January 1, 2020, the Company has conducted, its business in compliance in all material respects with all applicable Laws. Except as set forth on Section 3.13(a) of the Disclosure Schedule, since January 1, 2020, the Company has not received any notice alleging, or was charged with, any violation of any

Laws and, to the Seller’s Knowledge, there are no facts or circumstances which could form the basis for any such allegation or violation, or that would give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
(b)The Company has made all material declarations or filings with applicable Governmental Entities in each case that are necessary to enable it to lawfully carry on the business of the Company.
1.14Permits. The Company has all Company Permits needed to legally operate the business and all such Company Permits are in full force and effect. The Company is (and since January 1, 2020 has been) in compliance in all material respects with the terms of the Company Permits. Since January 1, 2020, the Company has not received any notice or other communication from any Governmental Entity regarding (a) any violation of or any failure to comply in any material respect with any term, condition, provision or requirement of any Company Permit or (b) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Permit. No event has occurred, and to the Seller’s Knowledge no circumstances exist that (with or without notice or lapse of time, or both) would reasonably be expected to result in a violation or failure on the part of the Company to comply with the terms of, or a revocation, withdrawal, suspension, cancellation, termination or material modification of, any Company Permit.
1.15Insurance. Section 3.15 of the Disclosure Schedule sets forth as of the date hereof the name of each Company Insurance Policy (together with the policy number, carrier, and annual premium). The Company is covered by the Company Insurance Policies, each of which is in full force and effect and which together provide coverage (a) as is sufficient for all requirements of applicable Law and all Contracts to which the Company is a party or by which its properties or assets are otherwise bound and (b) in such amounts (including as to deductibles) and scope as is reasonable for the business, assets and properties of the Company. The Company, and to the Seller’s Knowledge, each other party thereto, is in compliance in all material respects with the provisions of each Company Insurance Policy, and all premiums and amounts due and payable have been paid. No insurer under any Company Insurance Policy has notified the Company that such insurer has cancelled or generally disclaimed Liability under any such Company Insurance Policy or indicated any intent to do so or not to renew any such Company Insurance Policy, and no event has occurred which limits or impairs the rights of the Company under any Company Insurance Policy. The Company has made available to the Buyer a true, correct and complete copy of each Company Insurance Policy together with the claims history for each Company Insurance Policy for the three-year period ending on the date of this Agreement.
1.16Labor and Employment.
(a)Section 3.16(a)(i) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all Business Employees’ name, department, salary (or hourly wage, base rate, and rate over scale), bonus, commissions, incentive compensation (including incentive equity awards), date of hire, classification as exempt or non-exempt, and status (i.e., whether active or on leave of absence, and if on leave, the type of leave, such as disability, family, medical or military leave). Section 3.16(a)(ii) of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Business Service Providers, which schedule identifies the services performed and time dedicated to the Company’s business as well as the Business Service Providers’ name, salary (or other basis of compensation), and frequency of engagement.

(b)Except as listed on Section 3.16(b)(i) of the Disclosure Schedule, no Business Employee is represented by any labor union, trade union, works council, employee association or other employee representative body. Except as listed on Section 3.16(b)(ii) of the Disclosure Schedule, the Company is not a party, signatory, or otherwise bound to any Collective Bargaining Agreement and there are no Collective Bargaining Agreements that otherwise pertain to any employee or group of employees of the Company. In the past five (5) years, no labor union, trade union, works council, employee association or other employee representative body has made a demand for recognition, and there are no pending or, to the Seller’s Knowledge, threatened representation proceedings or petitions seeking a representation proceeding to be brought or filed with the National Labor Relations Board or other labor relations tribunal. In the past five (5) years, to the Seller’s Knowledge there have not been any actual or threatened union organization or decertification activities or proceedings relating to any Business Employees. In the past five (5) years, there have been no actual or threatened strikes, lockouts, slow-downs, work stoppages, picketing, or any other manner of labor dispute by or among any Business Employees. In the past five (5) years, there have not been any actual or threatened unfair labor practice charges against the Company. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement (i) will not result in any breach or other violation of any Collective Bargaining Agreement, (ii) will not require Buyer to enter into any Collective Bargaining Agreement or cause any member of its current workforce to be subject to a Collective Bargaining Agreement, and (iii) does impose any notice or consultation obligation on the Company.
(c)There are no complaints, charges or claims against the Company pending or that have been made or, to the Seller’s Knowledge, threatened in the past five years, based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ any individual by the Company, including any claims of harassment, discrimination or retaliation. There is no judgment, consent decree, order, or arbitration award imposing continuing remedial obligations or otherwise limits or affects the Company’s ability to manage its employees, service providers, or job applicants.
(d)The Company is, and for the past five (5) years, has, (i) been compliance in all material respects with all applicable Laws respecting employment and employment practices, including but not limited to labor disputes, terms and conditions of employment, wages and hours, workplace safety, occupational health and safety, vacation pay, overtime pay, pay equity, notice of termination, immigration, employee privacy, family, medical and other leaves, classification of employees, consultants and independent contractors, workers’ compensation and assessments, human rights and nondiscrimination, nonharassment, and nonretaliation in employment, “mass layoff,” and the collection and payment of withholding and/or social security taxes; (ii) been in compliance in all material respects with all material applicable requirements of the Occupational Safety and Health Act of 1970 and comparable regulations and orders thereunder, and (iii) not engaged in any unlawful labor or employment practice. There are no claims, lawsuits, actions, audits, investigations, or complaints pending or, to the Seller’s Knowledge, threatened with respect to any such matters or otherwise in connection with the employment or service of any current or former Business Employee or Business Service Provider that, individually or in the aggregate, would reasonably be expected to be material to the Company.
(e)Within the past three (3) years: (i) there has been no “plant closing” or “mass layoff” (as defined by the WARN Act) with respect to the Company; and (ii) the Company has not engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act.
(f)To the Seller’s Knowledge, all Business Employees and Business Service Providers are and have been correctly classified as employees, independent contractors or otherwise for all purposes. The Company does not have any actual or contingent Liability with respect to the misclassification of any Person as a partner, independent contractor, intern or temporary employee rather than as an employee, or as an “exempt” employee rather than a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938, as amended), or with respect to any employee leased from another employer. The Company is in compliance in all material respects with applicable employee licensing requirements.
(g)In the past five (5) years, (i) no actual or threatened allegations of sexual harassment, sexual misconduct, or discrimination have been made against the Company involving any current or former Business Employee or Business Service Provider and (ii) the Company has not entered into any settlement agreements related to allegations of sexual harassment, sexual misconduct or discrimination against or involving any current or former Business Employee or Business Service Provider. The Company has promptly and thoroughly investigated all employment discrimination and sexual harassment allegations of, or against, any employee of the Company in accordance with applicable Law and policy. The Company has taken prompt corrective action that is reasonably calculated to prevent further discrimination and harassment with respect to each such allegation with potential merit.
(h)The current Business Employees and individual Business Service Providers who work or provide services in the United States are authorized and have appropriate documentation to work in the United States. The Company has never been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws concerning the Company, and the Company has never received any “no match” notices from ICE, the Social Security Administration, or the IRS.
(i)As of the date of this Agreement, to the Seller’s Knowledge, (i) the Company does not have a basis to terminate the service of any Business Employee or Business Service Provider or any director of the Company for cause, and (ii) no current key Business Employee or Business Service Provider intends to resign from their employment or service with the Company.
1.17Title to Personal Properties. The Company has good title to, or, in the case of property held under a lease or other contractual obligation, a valid leasehold interest in, or exclusive right to use, all of the tangible assets and other personal property that are necessary for or otherwise material to and used by the Company in connection with the conduct of their respective businesses. None of the Company’s tangible assets are subject to any Lien other than Permitted Liens. All such tangible assets are, in the aggregate, in good working order (ordinary wear and tear excepted) and are suitable for the purposes used.
1.18Sufficiency of Assets. The assets owned, leased or licensed by the Company as of the Closing will constitute all of the assets, rights, title and interest that are necessary for the Company to operate, as of immediately following the Closing, the Company’s business in all material respects in the manner in which it is conducted on the date hereof and as it is conducted as of immediately prior to the Closing.
1.19Related Party Transactions.
(a)The Company is not indebted to (nor has the Company committed to make any loan or extend or guarantee credit for the benefit of) any director, manager, member or officer of the Company or any Business Employee or to any of their respective spouses or children (except for amounts due as salaries and bonuses under employment agreements or Company Employee Plans and amounts payable in reimbursement of ordinary expenses) or to any Affiliate of any of the foregoing or to any equityholder of the Company or any Affiliate of any equityholder of the Company.

(b)Except as set forth on Section 3.19(b) of the Disclosure Schedule, neither the Seller nor any of its Affiliates (other than the Company), nor any of the directors, officers, members, managers, equityholders or employees of the Company or of any Seller or any Affiliate of any Seller (other than the Company), or any immediate family member or Affiliate of the foregoing, directly or indirectly, is indebted to the Company or (i) is or has been involved in any material business or commercial arrangement with the Company (other than in such person’s capacity as a director, manager, officer or Business Employee, as the case may be) or any of the Company’s customers, suppliers, service providers, joint venture partners, licensees or competitors, (ii) owns any material assets, tangible or intangible, that are used in the business of the Company, (iii) is party to any agreement, arrangement or understanding or other Contract with the Company (other than any employment agreement or other Employee Benefit Plan) (each, an “Affiliate Contract”), (iv) has any claim or cause of action against the Company or (v) has any direct or indirect ownership interest in any firm, company, partnership or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm, company, partnership or corporation which competes with the Company (excluding ownership of stock not exceeding two percent (2%) of the outstanding capital stock of any publicly traded companies that may compete with the Company).
1.20Customers and Suppliers. Sections 3.20(a) and 3.20(b) of the Disclosure Schedule set forth, respectively, (a) the names of the 20 largest customers as measured by each of aggregate revenue of the consolidated business of the Company for the twelve-month period ended on June 30, 2025 (such customers collectively, “Major Customers”) and (b) the 20 largest suppliers of products or services to the Company as measured by the aggregate dollar amount of fees and expenses paid by the Company for the twelve-month period ended on June 30, 2025 (such suppliers collectively, “Major Suppliers”). Since December 31, 2024, no Major Customer or Major Supplier has terminated its relationship with the Company, changed the material terms of its business with the Company, or communicated an intention to do so. No Major Customer or Major Supplier is engaged in any material dispute with the Company, and no action, claim, suit or proceeding is currently ongoing or pending or, to the Seller’s Knowledge, threatened.
1.21International Trade and Anti-Corruption Matters. Since January 1, 2020, neither the Company, nor any of its former Subsidiaries, nor any of its or their respective directors, officers, Business Employees or, to the Seller’s Knowledge agents, or any Business Employees, have, directly or indirectly, (i) taken any actions that would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations promulgated thereunder; the UK Bribery Act 2010; or any other anti-corruption, anti-money laundering, or anti-bribery Laws applicable to the Company or any of its Affiliates or (ii) engaged in any transactions or dealings connected with any government, country or other individual or entity that is the target of International Trade Laws and Sanctions (except to the extent permissible by and in accordance with applicable Law). Neither the Company nor any of its equityholders, directors, officers, or agents or any Business Employee is an individual or entity that is or is owned or controlled by one or more individuals or entities that are, (i) the subject of any International Trade Laws and Sanctions or (ii) located, organized or resident in a country or territory that is the subject of any International Trade Laws and Sanctions. Since January 1, 2020, the Company and each of its respective directors, officers, Business Employees, and, to the Seller’s Knowledge, agents have been in compliance with all International Trade Laws and Sanctions.
1.22Brokers. Other than Source One Business Solutions, LLC, no agent, broker, investment banker, financial advisor or other Person has acted, directly or indirectly, as a broker, finder, or financial advisor for the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement, and no Person is or shall be entitled, as a result of any action, agreement or commitment of or on behalf of the Company to any broker’s, finder’s, financial advisor’s or other similar fee, commission or payment in connection with any of the transactions contemplated by this Agreement.

1.23Environmental Matters.
(a)Except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company:
(i)The Company is, and since January 1, 2020, has been, in compliance with all Environmental Laws, including possessing, maintaining and complying with all Company Permits pursuant to any Environmental Law;
(ii)The Company has not transported, disposed, generated, treated or stored any Hazardous Substance, or arranged for any of the foregoing;
(iii)There are no legal, administrative, arbitral or other notices, proceedings, claims, suits, investigations, inquiries or actions pending or, to the Seller’s Knowledge, threatened against the Company concerning any Environmental Law;
(iv)The Company has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any Liability of any other Person arising under Environmental Law; and
(v)There has been no Release of Hazardous Substances (1) in, on, from or under any real property subject to a Company Lease or any property currently or formerly owned, leased, or operated by the Company, or (2) that is or could reasonably be expected to result in the Company incurring Liability.
(b)No consents, approvals, authorizations or filings under any Environmental Law (i.e., so called “transaction triggered” requirements) are required in connection with the consummation of the transactions contemplated by this Agreement.
(c)The Seller and the Company have provided Buyer copies of all material environmental reports, audits, assessments, studies and investigations (including Phase I and Phase II reports) that are in the possession of the Seller and the Company, respectively.
1.24Receivables. All accounts receivable of the Company shown on the Financial Statements have arisen from bona fide arms’ length transactions consummated by the Company in the ordinary course of business consistent with past practice, are not subject to discount except for normal cash and other trade discounts accrued in the ordinary course of business or discounts made pursuant to a Contract, and, to the extent owed by a Major Customer or a Major Supplier, are not owed by a debtor that (a) is the subject of any voluntary or involuntary bankruptcy proceeding or (b) has provided the Company with written notice that such debtor is not able to pay its obligations owing to the Company as they become due.
1.25No Other Representations or Warranties. The Seller represents and warrants that, except for the representations and warranties of the Company expressly set forth in Article III (in each case as qualified and limited by the Disclosure Schedule) and in any certificate delivered by any Company at the Closing pursuant to Section 7.2(d), none of the Seller, the Company, nor any of their respective Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any representation or warranty, express or implied, with respect to the Company, its business, operations, assets, liabilities, condition (financial or otherwise) or prospects, or with respect to any information, documents, projections, forecasts or other material provided or made available to the Buyer or any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors in connection with the transactions contemplated by this Agreement (including any information provided in any data room, management presentation, responses to diligence requests or otherwise). For the avoidance of doubt, the representations and warranties of the Company are solely those expressly set forth in Article III (as so qualified) and in any such certificates, and no other representation or warranty, express or implied, is or shall be deemed to be made.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that the statements contained in this Article IV are true and correct as of the date of this Agreement and as of the Closing Date.
1.1Organization, Standing and Power.
(a)The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida, and has all requisite corporate power and authority to own, lease and operate its material properties and material assets and to carry on its business as conducted on the date of this Agreement.
(b)The Buyer is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing that, individually or in the aggregate, would not reasonably be expected to be material to the Buyer.
1.2Authority; No Conflict; Required Filings and Consents.
(a)The Buyer has the requisite corporate power and authority to enter into this Agreement, and each other Transaction Document to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement, and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby by the Buyer have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been, and each other Transaction Document to which the Buyer is a party will be, duly executed and delivered by the Buyer and constitutes, or will upon execution and delivery thereof constitute, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)The execution, delivery and performance by the Buyer of this Agreement do not, and the execution, delivery and performance by the Buyer of each other Transaction Document to which it is or will be a party will not, and the consummation by the Buyer of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of, the Organizational Documents of the Buyer, (ii) conflict with, or result in any violation or breach of, or constitute a default (or give rise to any right of termination or result in the cancellation, acceleration of any obligation or loss of any right or benefit) under (with or without notice or lapse of time, or both), require a consent or waiver under, or require the payment of a penalty under, any of the terms, conditions or provisions of any Contract to which the Buyer or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or result in the imposition of any Lien on any of the properties or assets of the Buyer or any of its Subsidiaries, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, assessment, judgment, injunction, order, decree or Law applicable to the Buyer or any of its properties or assets, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties, consents, waivers or Liens that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.
(c)No consent, waiver, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or Self-Regulatory Organization is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated by this Agreement, except for (i) compliance with the applicable requirements of the HSR Act and (ii) such other consents, waivers, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not reasonably be expected to have a Buyer Material Adverse Effect.
1.3Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending against the Buyer (or, to the Buyer’s Knowledge, any of its directors, officers or employees) or, to the Buyer’s Knowledge, threatened, and there are no judgments, orders, writs, decrees, rulings or injunctions outstanding against the Buyer, except, in each such case, as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
1.4Financing. At the Closing, the Buyer will have access to sufficient funds to perform all of its respective obligations under this Agreement. The Buyer has a sufficient number of authorized but unissued shares of Buyer Common Stock in order to pay the Stock Consideration.
1.5Brokers. Other than Goldman Sachs, no agent, broker, investment banker, financial advisor or other Person is or shall be entitled, as a result of any action, agreement or commitment of the Buyer or any of its Subsidiaries, to any broker’s, finder’s, financial advisor’s or other similar fee, commission or payment in connection with any of the transactions contemplated by this Agreement.
1.6Compliance with Laws. Except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair Buyer’s ability to transactions contemplated hereby, (a) Buyer is in compliance with all applicable Laws, (b) Buyer has not received any written notice of or been charged with the violation of any such Laws, (c) Buyer currently has all Buyer Permits that are required by applicable Law for the lawful operation of its business, as presently conducted, and (d) Buyer is not in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any of the Buyer Permits required by applicable Law for the lawful operation of its business, as presently conducted.
1.7Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the payment of all fees and expenses incurred in connection therewith, the Buyer will be Solvent. For purposes of this Agreement, “Solvent” means, with respect to the Buyer, that (a) the fair value of the Buyer’s assets exceeds its liabilities (including contingent and other liabilities), (b) the present fair saleable value of the Buyer’s assets exceeds its probable liabilities on existing debts as such debts become absolute and matured, (c) the Buyer has adequate capital to carry on its business and (d) the Buyer will be able to pay its debts and obligations as they become due in the ordinary course of business.
1.8SEC Documents.
(a)Since January 1, 2022, through the date hereof, the Buyer has timely filed with the SEC all forms, statements, registrations, reports and other documents required to be filed by it under the Securities Act and the Exchange Act (collectively, the “SEC Reports”). The SEC Reports, at the time filed (or if amended or superseded, then on the date of such amending or superseding filing): (i) complied as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b)The consolidated financial statements of the Buyer and its Subsidiaries (including, in each case, any related notes) contained (or incorporated by reference) in the SEC Reports filed by the Buyer with the SEC within the past two years (i) were prepared from, and in accordance with, the books and records of Buyer and its Subsidiaries, (ii) fairly present in all material respects the financial position of the Buyer and the consolidated results of operations and cash flows of the Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to appropriate year-end audit adjustments), (iii) complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, and (iv) were prepared in accordance with GAAP (except, in the case of unaudited consolidated financial statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X promulgated by the SEC).
1.9Investment Representation. The Buyer is acquiring the Units for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and has no present intention of selling, granting any participation in or otherwise distributing the same. The Buyer understands that the Units have not been, and will not be, registered under the Securities Act, and cannot be resold unless subsequently registered under the Securities Act and qualified by state securities authorities or an exemption from such registration and qualification is available. Buyer is sophisticated in financial matters and able to bear the economic risk of its investment in the Units, including a complete loss of such investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Units.
1.10Independent Investigation; Non-Reliance. In entering into this Agreement and consummating the transactions contemplated hereby, Buyer acknowledges that it and its representatives have conducted, to their satisfaction, an independent investigation, verification and analysis of the business, operations, assets, Liabilities, condition (financial or otherwise), results of operations and prospects of the Company. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely on (a) the results of such independent investigation, verification and analysis, and (b) the representations and warranties of the Seller and the Company expressly set forth in Article II and Article III (in each case, as qualified by the Disclosure Schedule) and the certificates delivered pursuant to Article VII, and not on any other representations, warranties, statements or information, whether written or oral, express or implied, of any kind, at law or in equity, of the Seller, the Company or any of their respective Affiliates or representatives. Nothing in this Section shall limit or restrict Buyer’s rights with respect to Fraud.
1.11Stock Consideration. Buyer has and will have at all times through the consummation of the Closing, sufficient authorized but unissued shares of Buyer Common Stock necessary for Buyer to meet its obligations to deliver the Stock Consideration at Closing pursuant to Section 1.6. The shares of Buyer Common Stock to be issued as the Stock Consideration, when issued and delivered by Buyer in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and the issuance thereof will be free and clear of any Liens other than securities Laws.

1.12Affiliate of Buyer. Immediately following the Closing and after giving effect to all transactions contemplated by this Agreement (including the issuance of the Stock Consideration), Seller will not be, and will not be deemed to be, an “affiliate” of the Buyer within the meaning of Rule 144(a)(1) under the Securities Act.
1.13No Other Representations or Warranties. The Buyer hereby acknowledges and agrees that, except for the representations and warranties set forth in Article II and Article III (as qualified and limited by the Disclosure Schedule) or in any certificate delivered at the Closing pursuant to Article VII or in any other Transaction Document, neither the Seller, nor any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making, and the Seller and the Company hereby expressly disclaim, any express or implied representation or warranty with respect to the Seller or any of its Subsidiaries, including with respect to any information provided or made available to the Buyer or any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person.
ARTICLE V

CONDUCT OF BUSINESS

1.1Covenants of the Company. Except (a) as otherwise expressly permitted by this Agreement, (b) as set forth in Section 5.1 of the Disclosure Schedule, (c) as required by applicable Law or (d) as consented to in writing by the Buyer, during the Pre-Closing Period (which consent shall not be unreasonably withheld, conditioned or delayed; provided¸ however, that Buyer shall be deemed to have consented if Buyer does not object in writing within 48 hours after a written request for such consent is delivered to Buyer by the Company): (i) the Company shall (A) carry on its business in the ordinary course consistent with past practice, including in compliance with all applicable Laws and Company Permits and (B) use commercially reasonable efforts to preserve intact its present business, operations, permits, rights, goodwill and relations with customers, suppliers and other Persons with which it does business; (ii) the Company shall use commercially reasonable efforts to keep available the services of their officers, Business Employees and Business Service Providers; and (iii) without limiting the generality of clauses (i) and (ii), the Company shall not do or permit to be done any of the following, directly or indirectly:
A.except in the ordinary course of business consistent with past practice, (i) incur, assume, guarantee or otherwise become liable for any Indebtedness or (ii) grant or subject to any Lien (other than granting or suffering to exist a Permitted Lien) any of its properties or assets (whether tangible or intangible);
B.sell, assign, license, transfer, convey, lease, sublease or otherwise dispose of any properties or assets of, or used by, the Company other than in the ordinary course of business consistent with past practice (in each case, other than Intellectual Property, which shall be subject to clause (C));
C.(i) sell, assign, lease, license, covenant not to sue with respect to, transfer, convey, dispose of, abandon, cancel, permit to lapse or expire, or fail to maintain, or grant a Person any rights under or with respect to, any Company Intellectual Property (other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice) or (ii) disclose any material trade secrets or confidential information of the Company to any other Person (other than in the ordinary course of business to a Person bound by adequate confidentiality obligations);

D.issue, sell, pledge, encumber, dispose of or transfer to any Person any Units or any other Equity Interest in or securities of the Company, or any securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe for, any Equity Interest in or securities of the Company, or make any other change in the capital structure of the Company (including forming any Subsidiary);
E.change or amend the Organizational Documents of the Company;
F.declare, set aside, make or pay any dividend or other distribution in respect of the Units (other than cash distributions) or any other Equity Interest in or securities of the Company, or repurchase, redeem or otherwise acquire any outstanding Units or other securities of or Equity Interests in the Company;
G.except in the ordinary course of business consistent with past practice, (1) increase the compensation payable to or to become payable to, or the benefits provided to, pay any bonus to (excluding the 2025 Staff Bonuses which will be paid during the Pre-Closing Period and such payment thereof shall not require the consent of Buyer), or grant any equity or equity-based award to, any current or former Business Employee or Business Service Provider; (2) except with respect to amounts to be paid by the Company at the Closing with respect to the transaction contemplated by this Agreement that are listed on Section 5.1(iii)(G) of the Disclosure Schedules, grant, increase, pay, provide or modify any severance, retention, change in control or termination payment or benefit to, or loan or advance or accelerate any amount to, any current or former Business Employee or Business Service Provider; (3) accelerate the vesting or payment, or fund or in any other way secure the payment, of any compensation or benefit for any current or former Business Employee or Business Service Provider; (4) approve, establish, adopt, enter into, amend or terminate any Company Employee Plan, including any employment contract, arrangement or terms, except as required by any Law; (5) grant or forgive any loans to any Business Employee or Business Service Provider; (6) hire or promote, or terminate or demote (other than for cause) any current or former Business Employee or Business Service Provider with annual target cash compensation greater than $250,000; (7) approve, make, amend, negotiate, enter into or terminate any Collective Bargaining Agreement covering any Business Employee; (8) waive or release any restrictive covenant obligation of any current or former Business Employee or Business Service Provider; or (9) implement or announce any layoffs that could require advance notice under the WARN Act;
H.enter into, amend, extend, waive material rights under, or terminate any Company Material Contract or Company Lease (or any Contract that would have been a Company Material Contract or Company Lease if in effect on the date of this Agreement); provided, however, that the foregoing shall not restrict (i) expirations in accordance with their terms, or (ii) actions taken in the ordinary course of business consistent with past practice that are not materially adverse to the Company and are not for more than $10,000,000 for any single Contract;
I.make any change in any method of accounting or accounting practice or policy, other than such changes as are required by GAAP or applicable Law;
J. accelerate the collection of or discount any accounts receivable or delay or postpone in any material respect any payment of any accounts payable other than in the ordinary course of business consistent with past practice;

K.enter into any commitment for post-Closing capital expenditures in excess of $5,000,000 in the aggregate;
L.(1) compromise or enter into any settlement or release with respect to any litigation, arbitration, investigation or other proceeding, unless such settlement or release, (x) contemplates only the payment of money damages in an amount not to exceed $1,000,000 for any single claim, or $1,000,000 in the aggregate for all proceedings and (y) does not impose any limits on the conduct or operation of the Company or its business, or (2) commence any litigation, proceeding, or arbitration;
M.make, change or revoke any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, settle or compromise any Tax Liability or Tax Proceeding, agree to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of Law or propose any such adjustment with a taxing authority, prepare or file any amended Tax Return, waive or extend any statute of limitations in respect of Taxes, surrender any claim for a refund of Taxes, or enter into any “closing agreement” described in Section 7121 of the Code (or any similar provision of Law) with a taxing authority;
N.effect any merger, consolidation, recapitalization, reclassification, stock split, combination or other change in the capitalization of the Company, acquire (including by merger, consolidation or acquisition of stock or assets) any interests in any Person or any business or division thereof;
O. adopt or implement any change in its policies or practices with respect to the extension of any discounts or credits to customers;
P.enter into any transaction with any Affiliate;
Q.terminate (or fail to renew) or otherwise fail to maintain and continue in full force and effect without modification all Company Insurance Policies;
R.hired or promoted any Person with annual base compensation in excess of $250,000 or terminated (other than for cause) the employment or services of any Person with annual base compensation in excess of $250,000;
S.amend, rescind or otherwise modify the Employment Agreements;
T.enter into any new line of business; or
U.enter into, agree to enter into, or commit to do any of the foregoing.
Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement will give the Buyer, directly or indirectly, rights to control or direct the Company prior to the Closing. During the Pre-Closing Period, the Seller shall cause the Company to exercise, consistent with the terms and conditions of this Agreement, control of the business and operations.
1.2Confidentiality.
(a)The Parties acknowledge that the Confidentiality Agreement shall continue in full force and effect in accordance with its terms, which are incorporated herein by reference; provided that from and after the Closing, the Buyer, its Affiliates and Representatives (as defined in the Confidentiality Agreement) shall cease to have any obligations under the Confidentiality Agreement.
(b)The Seller shall, and shall cause its respective Affiliates and its and their respective directors, officers, members, managers, employees, agents and representatives to, keep confidential all non-public information relating to the Company and its business, including this Agreement; provided that the foregoing shall not apply to the extent such information is (i) in the public domain (other than as a result of a disclosure by the Seller or any of its Affiliates or any of their respective directors, officers, members, managers, employees, agents or representatives in breach of this Agreement or any other confidentiality obligation to the Company or any of its Affiliates), or (ii) later acquired on a non-confidential basis from other sources than the Company, Buyer or any of their respective Affiliates or representatives; provided further that the Seller and its Affiliates may disclose such information (A) to the extent required by applicable Law (including the rules of any securities exchange), (B) as compelled by judicial or administrative process (provided that in any such event in clause (A) or (B), the Seller shall, to the extent legally permissible, provide the Buyer with a list of any information that the Seller or its Affiliate, as applicable, intends to disclose and shall reasonably cooperate with the Buyer (at the Buyer’s expense) to the extent that the Buyer may seek to limit such disclosure, including, if requested, taking reasonable steps to resist or avoid any such judicial or administrative proceedings), (C) to its auditors and attorneys who need to know such information in their roles as such and who are subject to a duty of confidentiality owed to the Seller with respect to such information, or (D) upon request, to any Governmental Entity with jurisdiction over the Seller or its Affiliates (provided that in such event, the Seller shall, to the extent legally permissible, provide the Buyer with a list of any information that the Seller or its Affiliates intends to disclose and shall reasonably cooperate with the Buyer (at the Buyer’s expense) to the extent that the Buyer may seek to limit such disclosure, including, if requested, taking reasonable steps to resist or avoid any such requests).
ARTICLE VI

ADDITIONAL AGREEMENTS

1.1No Solicitation. During the Pre-Closing Period, none of the Seller nor the Company shall (and each shall cause their respective Affiliates not to) and shall not permit any other Person, including any of their or their Affiliates’ respective directors, officers, employees, members, managers, equityholders, representatives or agents to, directly or indirectly, (a) solicit, initiate, knowingly encourage or knowingly facilitate any Acquisition Proposal (or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to an Acquisition Proposal) or (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with or for the purpose of encouraging or facilitating, any Acquisition Proposal (or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to an Acquisition Proposal). The Seller and the Company shall (i) immediately cease, discontinue and cause to be terminated any existing discussions or negotiations with any Person with respect to an Acquisition Proposal and terminate any access provided to any such Person to any data room or other confidential information and (ii) notify the Buyer orally and in writing as promptly as reasonably practicable (but in no event later than 24 hours) after receipt by the Seller or the Company, or any of their respective Affiliates, directors, officers, employees, representatives or agents, of any Acquisition Proposal (or any inquiry, proposal, offer, or indication of interest that would reasonably be expected to lead to an Acquisition Proposal).

1.2Access to Information.
(a)During the Pre-Closing Period, the Company shall afford to the Buyer’s directors, managers, officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with the Company’s business operations, to all of the Company’s properties and facilities, books, Contracts, management personnel and records as the Buyer shall reasonably request, and, during such period, the Company shall furnish to the Buyer such information concerning the business, operations, properties, assets and personnel of the Company as the Buyer may reasonably request. Any information provided pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement. Notwithstanding the foregoing, no Person shall be required pursuant to this Section 6.2 to provide access or disclose information where such access or disclosure would result in the loss of any attorney-client privilege or be prohibited under applicable Law or by the terms of any agreement to which the Company is a party as of the date of this Agreement; provided that the Company and its applicable Subsidiaries shall work with Buyer in good faith to make substitute arrangements for providing such access or information that does not result in the loss of such privilege or is not prohibited under such Law or agreement.
(b)Prior to the Closing, the Seller shall transfer to the Company any books and records related to the business of the Company that are in the possession of the Seller or any of its Affiliates (other than the Company). From and after the Closing, if any Party identifies any books and records related to the business of the Company that were not transferred to the Company prior to the Closing, then such Party shall promptly notify the Buyer and, upon the Buyer’s request, the Seller shall (and shall cause its Affiliates to) promptly transfer or cause the transfer of such books and records to the Company as directed by the Buyer.
1.3Closing Efforts; Legal Conditions to the Purchase; Third-Party Consents.
(a)Subject to the terms hereof, the Parties shall (and shall cause their Affiliates to) each use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, including (i) preparing and making as promptly as practicable all filings, notices, registrations, applications, waivers and other submissions that are necessary with respect to this Agreement and the transactions contemplated hereby under applicable Law or otherwise (including with or to any Governmental Entity, Self-Regulatory Organization or third party) and (ii) using reasonable best efforts to make and obtain, or cause to be made and obtained, as promptly as practicable, all registrations, consents, licenses, permits, waivers, clearances, approvals, notices, registrations, authorizations or orders that are necessary, proper or advisable to be obtained or made by it or any of its Affiliates with or from any Governmental Entity, Self-Regulatory Organization or other third party in connection with the authorization, execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
(b)Notwithstanding Section 6.3(a), the applicable Parties shall (unless otherwise agreed to by the Buyer and the Seller): within 3 Business Days after the date of this Agreement, make all necessary filings under the HSR Act, and thereafter make any other required submissions under the HSR Act and satisfy any related governmental request thereunder, in each case as promptly as practicable and advisable;
(c)Except to the extent prohibited by applicable Law, and subject to the Confidentiality Agreement, the Buyer, the Company and the Seller will coordinate, consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to such other Party and its respective advisors in advance (and consider in good faith any comments of such other Party to and, if requested, accept reasonable additions, deletions or changes suggested to), any communications, filings, submissions, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals proposed to be made or submitted by or on behalf of any Party in connection with any filings, notices or applications required by any Law or to obtain any consents, licenses, permits, waivers, approvals, authorizations or orders from any Governmental Entity or Self-Regulatory Organization in connection with the transactions contemplated hereby. The Company, the Seller and the Buyer shall furnish to each other all information reasonably required for any application or other filing or submission to be made pursuant to any applicable Law or requested or required by any Governmental Entity or Self-Regulatory Organization in connection with the matters contemplated by this Section 6.3. The Parties shall (i) promptly notify the other Parties of, and provide copies of any written communication, correspondence or filings made to or received by such Party from, any Governmental Entity or Self-Regulatory Organization regarding the transactions contemplated hereby, and (ii) consult with each other in advance of, and if permitted by applicable Law, permit the other Parties to attend, any meetings with any Governmental Entity or Self-Regulatory Organization in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, nothing in this Section 6.3(c) shall require the Parties to share their HSR filings, valuation information related to this Agreement, or any information that is protected by attorney-client privilege or other applicable privilege.
(d)Without limiting Sections 6.3(a), 6.3(b) or 6.3(c), the Buyer, the Company and the Seller shall cooperate and use their respective reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity or Self-Regulatory Organization with respect to the transactions contemplated by this Agreement; provided however, that the Buyer shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust consents or approvals and shall lead and direct all submissions to, meetings and communications with any Governmental Entity or other party in connection with antitrust matters, including litigation matters with respect to any antitrust Law. No Party shall withdraw and refile HSR or enter into any agreement with a Governmental Entity not to close the transaction without the other Party’s prior written consent.
(e)Notwithstanding anything to the contrary in this Agreement, each Party understands and agrees that in no event shall the Buyer or any of its Affiliates (which, for purposes of this sentence shall include the Company) be required to, and as used in this Section 6.3 “reasonable best efforts” shall not be deemed to include or require the Buyer or any of its Affiliates to, (i) divest, sell, dispose of, license or otherwise hold separate (including by establishing a trust or otherwise), or take any other similar action (or otherwise agree to do any of the foregoing) with respect to it or any of its Affiliates’ (or any other Person’s, including the Company’s, the Seller’s or either of their Affiliates’) businesses, assets or properties, or (ii) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity, Self-Regulatory Organization or other Person in connection with the transactions contemplated hereby (each action of the type referred to in clauses (i) and (ii), a “Divestiture Action”), or (iii) litigate or participate in the litigation of any action, suit or proceeding, whether judicial or administrative, in order to oppose or defend any action, suit or proceeding by any Governmental Entity or Self-Regulatory Organization challenging this Agreement or the consummation of the transactions contemplated hereby. No Party shall be required to, and without the prior written consent of the Buyer, neither of the Seller nor the Company nor any of their respective Subsidiaries or Affiliates shall, take or agree to take any Divestiture Action.
(f)Each of Buyer and the Seller shall use (and the Seller shall cause the Company to use) their respective commercially reasonable efforts to obtain all consents and approvals, with respect to any Contract set forth on Section 6.3(f) of the Disclosure Schedule;

provided, however, that, in connection therewith, except as set forth on Section 6.3(f) of the Disclosure Schedule, no Person shall be obligated to pay or cause another Person to pay any (i) fees, costs or expenses in connection therewith (other than immaterial administrative or legal costs and expenses) or (ii) consideration to any third party from whom any such consent or approval is requested under any Contract; provided, further, that each of the Parties acknowledges and agrees that obtaining any such consent or approval, other than those set forth on Section 6.3(f) of the Disclosure Schedule, shall not be a condition to the Closing.
1.4Public Disclosure. Except as may be required by any applicable Law or otherwise required or requested by any Governmental Entity or Self-Regulatory Organization (including the rules of any stock exchange), and other than the press release to be issued by the Buyer in connection with the execution of this Agreement, in substantially the form previously provided to the Seller, none of the Buyer, the Company or Seller shall, and each shall cause its Affiliates and its and their respective directors, officers, employees, agents and other representatives not to, issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Seller (in the case of the Buyer) or the Buyer (in the case of any other Party or its Affiliates or representatives) (provided any such consent not to be unreasonably conditioned, withheld or delayed); provided, however, that Buyer may make such public announcements or disclosures relating to this Agreement or the transactions contemplated hereby without the prior written consent of the Seller’s or the Company so long as such announcements and disclosures are consistent with previous press releases, public disclosures or public statements made by the Parties. Buyer shall be permitted to respond to questions or provide a summary relating to, or discuss the benefits of, the transactions contemplated by this Agreement and the Transaction Documents in calls or meetings with Buyer’s analysts, investors or attendees of any industry conference.
1.5Employee Matters.
(a)Beginning on the Closing Date through January 29, 2028, the Buyer shall (i) provide (or cause its Subsidiaries to provide) each Continuing Employee with an annual base salary that is no less than provided to each such Continuing Employee by the Company immediately prior to the Closing and (ii) provide (or cause its Subsidiaries to provide) employee benefits to each Continuing Employee that are substantially comparable in the aggregate to the employee benefits provided to each such Continuing Employee by the Company immediately prior to the Closing.
(b)All terms, conditions, covenants, and obligations relating to any bonus, retention arrangements, or similar payments beginning on or following the Closing Date will be set forth on Section 6.5(b) of the Disclosure Schedule.
(c)Following the Closing, the Buyer shall give each Continuing Employee full credit for prior service with the Company for purposes of (i) eligibility and vesting under any Buyer Employee Plans (excluding defined benefit pension accruals, deferred compensation, or equity or equity-based incentive plans, or any plan under which such crediting would be prohibited) and (ii) determination of benefit levels under any Buyer Employee Plan or policy relating to vacation or severance, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but not where such credit would result in a duplication of benefits. The Buyer shall use commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company and use commercially reasonable efforts to recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Closing Date occurs.

(d)The Buyer shall determine whether any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “401(k) Plan”) will be terminated effective prior to the Closing. If the Company is required to terminate any 401(k) Plan, then the Company shall provide to the Buyer prior to the Closing Date written evidence of the adoption by the Company of resolutions authorizing the termination of such 401(k) Plan (the form and substance of which resolutions shall be subject to the approval of the Buyer, which approval shall not be unreasonably withheld, conditioned or delayed).
(e)No later than February 15, 2026, the Founder Parties shall provide Buyer with a list of each of the employees who shall participate in the 2025 Project Management Bonus, along with the amount of the bonus pool allocated to each such employee (the “2025 Bonus Allocation”). No later than March 1, 2026, Buyer shall make payment of the 2025 Project Management Bonus pursuant to the 2025 Bonus Allocation. The Parties agree that the foregoing payment of the 2025 Project Management Bonus shall be deemed a Transaction Tax Deduction.
(f)This Section 6.5 shall operate exclusively for the benefit of the Seller, Founder Parties, the Company and the Buyer and not for the benefit of any other Person, including the current or former Business Employees, Business Service Providers or the Continuing Employees, which Persons shall have no rights to enforce this Section 6.5. Nothing in this Section 6.5 shall: (i) entitle any Continuing Employee to employment with the Buyer; (ii) change such Continuing Employee’s status as an employee-at-will or restrict the ability of the Buyer to terminate the service of any Continuing Employee at any time or for any reason; (iii) create any third party rights in any current or former service provider of the Company or any of its Affiliates (including any beneficiary or dependent thereof); (iv) be treated as an amendment of any Employee Benefit Plan or restrict the ability of the Company or any of its Affiliates to amend, modify, discontinue or terminate any Employee Benefit Plan, except as set forth in Section 6.5(b) of the Disclosure Schedule; or (v) restrict the ability of the Buyer to amend, modify, discontinue or terminate any Company Employee Plan in which the Company is a participating employer or sponsor on or after the Closing or any other employee benefit plan, practice or policy established or maintained by the Buyer that is applicable to any Continuing Employee from time to time, except as set forth in Section 6.5(b) of the Disclosure Schedule.
1.6Tax Matters.
(a)Tax Returns.
(i)The Seller shall cause the Company or Seller, as applicable, at the Seller’s sole cost and expense, to prepare or cause to be prepared in a manner consistent with past practice and timely file or cause to be timely filed (i) all federal, state, local and foreign Tax Returns required to be filed by the Company (taking into account any valid extension of time to file) on or prior to the Closing Date (“Pre-Closing Tax Returns”) and (ii) all Pass-Through Tax Returns (together, the “Seller Prepared Tax Returns”), and shall pay or cause to be paid any Taxes due in respect of such Seller Prepared Tax Returns. The Seller shall provide the Buyer with copies of all such Seller Prepared Tax Returns that are Pre-Closing Tax Returns no later than 30 days prior to the due date for filing thereof for the Buyer’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed). Buyer, at its sole cost and expense, shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company that are due after the Closing Date and not Seller Prepared Tax Returns (“Post-Closing Tax Returns”).
(ii)With respect to the Pre-Closing Tax Returns, the Buyer and Seller shall act in good faith to resolve any dispute prior to the due date (taking into account any valid extensions) of such Pre-Closing Tax Returns (or, if earlier and applicable, prior to the date on which the Purchase Price is finally determined pursuant to Section 1.5), and if the Parties hereto agree on any such Pre-Closing Tax Returns, then the Parties hereto shall file, or cause to be filed, the applicable Pre-Closing Tax Returns in such agreed-upon manner. If the Buyer and Seller cannot resolve any disputed item with respect to any such Pre-Closing Tax Return within a period of fifteen (15) days following the receipt of a written notice of such disputed item(s) disagreement pursuant to this Section 6.6(a) (or, if earlier, prior to the date on which the Purchase Price is finally determined pursuant to Section 1.5), such dispute shall be submitted to and resolved by the Neutral Accountant pursuant to the dispute resolution mechanism in Section 1.5, whereby the Neutral Accountant’s decision shall be final, binding, conclusive and non-appealable by the Parties hereto absent fraud or manifest error.
(b)Straddle Period Tax Allocation. The Parties shall cause, to the maximum extent possible under applicable Law, any taxable period of the Company that would otherwise be a Straddle Period to end on the Closing Date. In order to apportion appropriately any Taxes relating to a Straddle Period, Buyer shall cause the Company, to the extent permitted by Law, to elect with the relevant taxing authority to treat for all Tax purposes the Closing Date as the last day of the taxable period of the Company. In any case where applicable Law does not treat the Closing Date as the last day of the taxable period of the Company, for purposes of this Agreement, the portion of any Tax payable with respect to a Straddle Period will be allocated in accordance with this Section 6.6(b). Any Taxes attributable to any Straddle Period shall be allocated (i) to the Seller for the period up to and including the end of the Closing Date and (ii) to the Buyer for the period subsequent to the Closing Date. For purposes of the preceding sentence, any allocation of (A) Taxes, other than those referred to in clause (B) below, shall be made by means of a closing of the books and records of the Company as of the end of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period, and (B) property Taxes and ad valorem Taxes attributable to a Straddle Period shall be allocated between such two periods in proportion to the number of days in each such period.
(c)Transfer Taxes. The Seller shall be responsible for the payment of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including, without limitation, notary fees) (“Transfer Taxes”) arising in connection with the consummation of the transactions contemplated by this Agreement. The Party required by Law to file all necessary Tax Returns or other documentation with respect to such Transfer Taxes shall timely prepare, with the other parties’ cooperation, and file such Tax Returns or other documentation. The Buyer and the Seller agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.
(d)Tax Contests. The Seller shall promptly notify Buyer in writing upon receipt by the Seller, and Buyer shall promptly notify the Seller in writing upon receipt by Buyer, any of its Affiliates, or the Company, of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments (“Tax Proceeding”); provided, however, that failure to provide notice of a Tax Proceeding shall not relieve any party of its obligations pursuant to this Agreement except to the extent such party was materially prejudiced by such failure. Seller shall control the conduct of all Tax Proceedings (at the cost of Seller) with respect to Pass-Through Tax Returns. Buyer shall control the conduct of all other Tax Proceedings (at the cost of the Buyer). Notwithstanding anything to the contrary in this Agreement, in the event the Internal Revenue Service assesses an imputed underpayment against the Company after the Closing Date with respect to a Pre-Closing Tax Period (or portion thereof) during which the Company was treated as a partnership for U.S. federal income and applicable state Tax purposes, the Company, at the election of Buyer, or, unless otherwise requested by Buyer, the Seller (if applicable) shall make, or cause to be made, a valid “push out” election under Section 6226(a) of the Code (and any corresponding provision of state, local, or non-U.S. Law) and in either event the Seller shall take such actions as are reasonably necessary to effectuate such election.
(e)Purchase Price Allocation. Within ninety (90) days following the determination of the Final Purchase Price, Buyer shall prepare and deliver to the Seller an allocation consistent with the methodology agreed to by the Parties and set forth on Section 6.6(e) of the Disclosure Schedule to be used for purposes of applying the provisions of Section 1060 of the Code to the transactions contemplated by this Agreement (the “Proposed Allocation”). Within thirty (30) days of delivery of the Proposed Allocation, the Seller shall notify Buyer in writing of any proposed changes or the Proposed Allocation shall be final. If the Seller notifies Buyer in writing of a proposed change within thirty (30) days, Buyer and the Seller agree to discuss such proposed changes to the Proposed Allocation and shall endeavor to agree on an allocation mutually acceptable to the Parties in accordance with this Agreement. If no such agreement can be reached within thirty (30) days following the Seller’s written notification to Buyer of the proposed changes to the Proposed Allocation, such dispute shall be submitted to and resolved by the Neutral Accountant pursuant to the dispute resolution mechanism in Section 1.5 and consistent with Section 6.6(e) of the Disclosure Schedule, whereby the Neutral Accountant’s decision shall be final, binding, conclusive and non-appealable by the Parties hereto absent fraud or manifest error. The Parties agree for all Tax reporting purposes to report the transactions contemplated by this Agreement, on all Tax Returns (including on Form 8594) or otherwise, in accordance with the final Proposed Allocation and to not take any position during the course of any audit or other proceeding inconsistent with the final Proposed Allocation unless required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state or local applicable Law) of the applicable taxing authority that is final.
(f)Termination of Tax Sharing Agreements. The Seller shall cause any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or similar Contract between the Company and any other Person to be terminated as of the day immediately preceding the Closing Date such that, on, from and after the Closing Date, none of the Company shall be obligated to make any payment pursuant to any such agreement for any Tax period.
(g)Assistance and Cooperation. After the Closing, each of the Buyer, the Company, and the Seller shall (and shall cause their respective Affiliates to): (i) assist the other Party or Parties (at the sole cost and expense of such requesting Party or Parties), as the case may be, in preparing any Tax Returns that such other Party or Parties, as the case may be, is responsible for preparing and filing in accordance with Section 6.6(a)(i), (ii) cooperate fully in responding to any inquiries from or preparing for any audits of, or any disputes with a Governmental Entity regarding, any Taxes or Tax Returns of the Company; and (iii) make available to the other Party or Parties, as the case may be, as reasonably requested, all information in its possession relating to the Company that may be relevant to any Tax Return, audit or examination, proceeding or determination and to any Governmental Entity, as reasonably requested by the Seller or the Company, including all information, records, and documents relating to Taxes of the Company.
(h)Tax Treatment.
(i)The Parties agree to treat the transactions contemplated in this Agreement as a taxable acquisition of the assets of the Company governed by Sections 1001, 1012, and 1060 of the Code.
(ii)For U.S. federal (and applicable state, local, or non-U.S.) Tax Law purposes, it is intended that the pre-signing transaction be treated in the manner described in

Section 5 of that certain Contribution and Exchange Agreement, dated November 6, 2025. The Parties and their respective Affiliates, as applicable, (i) shall file, or cause to be filed, all Tax Returns in a manner consistent with the intended tax treatment of the pre-signing reorganization and (ii) shall not take any position during the course of any audit or other proceeding inconsistent with such intended tax treatment unless required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state or local applicable Law) of the applicable taxing authority that is final.
(i)Transaction Tax Deductions. To the extent deductible payments attributable to the Purchase and sale of the Units or the other transactions contemplated by this Agreement are economically borne by Seller, the Parties agree that the resulting Transaction Tax Deductions will be allocated to Pre-Closing Tax Periods to the maximum extent allowable by applicable Law.
1.7Termination of Affiliate Contracts. On or prior to the Closing Date, Seller shall and shall cause its Affiliates to terminate each Affiliate Contract (other than those set forth on Section 6.7 of the Disclosure Schedule) and all Liabilities thereunder shall be satisfied in full, and Seller shall provide reasonable evidence thereof to Buyer.
1.8Transfer Restrictions.
(a)During the Pre-Closing Period, Seller shall not, directly or indirectly, Transfer any of its Units. Without limiting Section 5.1(iii)(D) or anything else set forth in this Agreement, in the event the Buyer consents (in its sole discretion) to the Transfer of any Units, as a condition to any such Transfer, the transferee shall duly execute and deliver to the Company and the Buyer a joinder, in such form and substance as is acceptable to Buyer pursuant to which such transferee will become a party to and bound by, and shall make the representations, warranties, covenants, and agreements set forth in, this Agreement. Any Transfer undertaken in breach of this Section 6.8(a) shall be null and void ab initio.
(b)Legends. The Stock Consideration shall be characterized as “restricted securities” within the meaning of Rule 144 under the Securities Act, and such shares of Buyer Common Stock shall, until such time as the shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.”
(a)Stop-Transfer Instructions. The Seller acknowledges and agrees that, in order to ensure compliance with the restrictions imposed by this Agreement, the Buyer may issue to its transfer agent an appropriate “stop order” or equivalent instructions with respect to any shares of Buyer Common Stock held in book entry form (and may make appropriate notations to the same effect in its own records).

(b)Transfer Requirements. Prior to any Transfer of Buyer Common Stock to be made in accordance with this Section 6.8, including to any Affiliate of Seller or its equityholders, Seller shall provide to the Buyer (at the Seller’s sole cost and expense), (i) such documentation, representations and warranties as the Buyer may reasonably request to evidence that the proposed Transfer will comply with the Securities Act and other applicable Laws (e.g., representations that such holder is not an affiliate of the Buyer and other customary Rule 144 representations and/or opinions) and (ii) a customary opinion of counsel, in form and substance reasonably acceptable to the Buyer, that either a registration statement under the Securities Act is then in effect with respect to such shares of Buyer Common Stock, or that the proposed Transfer is exempt from the registration requirements of the Securities Act and state securities Laws.
1.9R&W Policy. The R&W Policy shall include an express waiver of the R&W Insurer’s rights to bring any claim by way of subrogation against Seller and any of its Affiliates, except in the event of Fraud. Buyer covenants and agrees that it will not and, following the date hereof, will not permit its Affiliates, including the Company or any of its or their Subsidiaries to, amend, repeal or modify any provision of the R&W Policy that adversely affects the Seller or Founder Parties (including, for clarity, any adverse change to the subrogation provisions in the R&W Policy) without Seller’s prior written consent.
1.10Release.
(a)To the fullest extent permitted by applicable Law, the Seller, on behalf of itself and each of its Affiliates and each of their respective successors and permitted assigns (each a “Seller Releasing Party”), hereby finally, unconditionally, and absolutely, releases, acquits, remises, satisfies and forever discharges, effective as of the Closing, (i) the Company, the Buyer and each of their respective past, current and future Subsidiaries, Affiliates, equityholders and other securityholders and (ii) each of their respective past, current and future directors, officers, employees, members, managers agents and representative, heirs and executors, together with all of their respective predecessors, successors and assigns (each a “Seller Released Party” and collectively, the “Seller Released Parties”), from any and all actions, causes of action, proceedings, counterclaims, demands, debts, obligations, accounts, Liabilities, Liens, suits, judgments, contracts, torts and charges, whether known or unknown, mature or unmatured, absolute or contingent, now existing or hereafter arising or discovered, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, or due or to become due, at Law, in equity or otherwise, whether arising by statute or common Law, in Contract, in tort or otherwise, that any Seller Releasing Party has, might have or ever had against any Seller Released Party in connection with, arising under, as a result of or in any way relating to (A) the Organizational Documents of the Company, the Organizational Documents of the Seller or any of their respective predecessors, (B) the business and affairs of the Company and each of its respective Affiliates prior to the Closing, (C) the Seller’s and the other Seller Releasing Parties’ relationship with the Company, including as an employee, a member of the board of managers, and as a direct or indirect equityholder of the Company prior to the Closing or (D) any other acts or omissions related to any matter occurring at any time prior to and including the Closing Date with respect to the Company (collectively, “Seller Released Claims”). Notwithstanding anything herein to the contrary, the Seller Released Claims shall not include, and nothing contained in this Agreement is intended to, nor does it, limit, impair or otherwise modify or affect, any rights or claims of any Seller Releasing Party or the obligations of any Seller Released Party, arising from (x) any rights or obligations of any party arising under this Agreement or any other Transaction Document, (y) any indemnification rights that any Seller Releasing Party may be entitled to as a manager, director or officer of the Company pursuant to applicable Law or the Organizational Documents of the Company as in effect prior to Closing or (z) any rights to compensation or employee benefits that such Seller Releasing Party is entitled to in the ordinary course of business.

(b)To the fullest extent permitted by applicable Law, the Buyer, on behalf of itself and its respective Affiliates and their respective successors and permitted assigns (each, a “Buyer Releasing Party”), hereby releases and forever discharges the Seller and its respective Affiliates and their respective successors and permitted assigns, and their respective past and present directors, officers, employees and agents (each, a “Buyer Released Party” and collectively, the “Buyer Released Parties”), effective as of the Closing, from any and all actions, causes of action, proceedings, counterclaims, demands, debts, obligations, accounts, Liabilities, Liens, suits, judgments, contracts, torts and charges, whether known or unknown, mature or unmatured, absolute or contingent, now existing or hereafter arising or discovered, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, or due or to become due, at Law, in equity or otherwise, whether arising by statute or common Law, in Contract, in tort or otherwise, that any Buyer Releasing Party has, might have or ever had against any Buyer Released Party in connection with, arising under, as a result of or in any way relating to actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Company (collectively, “Buyer Released Claims”). Notwithstanding anything herein to the contrary, the Buyer Released Claims shall not include, and nothing contained in this Agreement is intended to, nor does it, limit, impair or otherwise modify or affect, any rights or claims of any Buyer Releasing Party or the obligations of any Buyer Released Party, arising from any rights or obligations of any party arising under this Agreement or any other Transaction Document, or Fraud by a Buyer Released Party.
(c)Each Seller Releasing Party and Buyer Releasing Party covenants and agrees not to sue, make, assert, or maintain, directly or indirectly, any Seller Released Claim or Buyer Released Claim, respectively, or to bring, request, initiate or file any suit or action regarding any Seller Released Claim or Buyer Released Claim, respectively, all of which are released pursuant to this Agreement.
(d)Each Seller Releasing Party acknowledges and agrees that the consideration such Person is receiving pursuant to this Agreement and any other Transaction Documents in exchange for the release of Seller Released Claims, all of which are released pursuant to this Agreement, is good and sufficient consideration and exceeds anything of value to which such Seller Releasing Party is already entitled. Each Seller Releasing Party further disclaims and releases, by operation of this Agreement, any and all rights to further distributions or payments from Buyer with respect to such Seller Releasing Party’s direct or indirect Equity Interests in the Company, other than, if applicable, a payment in accordance with Article I.
1.11Financing Cooperation.
(a)The Company shall and shall cause its respective officers, employees and advisors to use commercially reasonable efforts to provide to the Buyer, in connection with the arrangement of any Debt Financing such cooperation as is customary for syndicated debt financings as may be reasonably requested by Buyer, including:
(i)cooperating in the preparation of any confidential information memorandum or similar documents and the negotiation, execution and delivery of any definitive financing documents (including any loan agreement, pledge and security documents, any indenture, currency or interest hedging agreement, control agreements and related deliverables (including any schedules and exhibits thereto)) as may be reasonably requested by the Buyer;
(ii)making senior management of the Company reasonably available for meetings, conference calls, due diligence sessions, drafting sessions and sessions with ratings agencies at mutually agreeable times and upon reasonable notice;

(iii)ensuring that the chief financial officer or similar officers of the Company executes prior to the Closing customary “authorization” letters in connection with bank information memoranda authorizing the distribution of information to prospective lenders, containing a customary “10b-5 representation” and identifying any portion of such information that constitutes material, nonpublic information regarding the Company;
(iv)facilitating the pledging of collateral and the perfection of the applicable security interests (including obtaining insurance certificates with customary endorsements as required by the Debt Financing);
(v)ensuring that the syndication efforts in respect of the Debt Financing benefit from the existing lending relationships of the Company;
(vi)furnishing the Buyer and the Debt Financing Sources promptly, and in any event no later than four Business Days prior to the Closing Date, with all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that has been reasonably requested by the Buyer at least nine Business Days prior to the Closing Date;
(vii)causing the taking of corporate and other actions by the Company that are reasonably necessary to permit the consummation of the Debt Financing on the Closing Date and to permit the proceeds thereof to be made available to the Buyer as of the Closing; it being understood and agreed that (A) no such corporate or other action will take effect prior to the Closing and (B) any such corporate or other action will only be required of the directors, members, partners, managers or officers of the Company who retain their respective positions as of the Closing;
(viii)consenting to the reasonable use of the logos of the Company in connection with the Debt Financing in a manner that is customary for syndicated debt financing transactions; it being understood that such logos will not be used in a manner that is intended to or reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company; and
(ix)delivering notices of prepayment or redemption within the time periods required by the relevant agreements governing the Company’s existing Indebtedness, obtaining customary lien terminations and instruments of discharge to be delivered at the Closing, and giving any other necessary notices, to allow for the payoff, discharge and termination in full on the Closing, of all of the Company’s existing Indebtedness;
(x)provided, that nothing in this Agreement shall require such cooperation to the extent it would, in the Company’s reasonable judgment, materially interfere with the business or operations of any Company (it being understood and agreed that the actions specified in clauses (i) through (ix) of this Section 6.11 do not materially interfere with the business or operations of the Company); provided, further, that notwithstanding anything in this Agreement to the contrary, the Company shall not (1) be required to pay any commitment or other similar fee unless and until the Closing occurs or (2) other than with respect to the authorization letters contemplated in clause (iii) above, have any Liability or obligation under any loan agreement or any related document or any other agreement or document related to the Debt Financing, unless and until the Closing occurs. If the Closing does not occur, the Buyer shall indemnify and hold harmless the Company and its officers and employees, from and against any and all losses incurred by any of them in connection with the arrangement of the Debt Financing and the utilization of any information in connection therewith, except to the extent such losses arise out of or result from Fraud by the Company or any of its Affiliates. If the Closing Date does not occur, the Buyer shall reimburse the Company for all reasonable and documented expenses incurred by the Company in connection with its compliance with this Section 6.11, promptly upon receipt of the Company’s written request therefor. Subject to the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), the Buyer shall be permitted to (A) file with the SEC or any securities exchange and (B) post on Debtdomain, IntraLinks, SyndTrak Online or similar electronic means, information identified by the Buyer as relating to the Company for purposes of permitting such information to be included in any bank information memoranda or other customary marketing materials to be provided to potential debt investors who do not wish to receive material nonpublic information with respect to any of the Buyer, the Company or their respective Subsidiaries and Affiliates or any of their respective securities. Notwithstanding anything to the contrary in this Agreement (including Section 5.2) or the Confidentiality Agreement, the Buyer shall be permitted to share information related to the Company with rating agencies and prospective lenders and financing sources, subject to the entry thereof into customary confidentiality arrangements, including “click through” confidentiality agreements and confidentiality provisions contained in customary confidential information memorandum.
1.12Financial Statements. The Company shall use commercially reasonable efforts to deliver to Buyer as promptly as reasonably practicable and in any event no later than ten (10) Business Days prior to the Closing (i) the SEC Financial Statements prepared in accordance with Regulation S-X and GAAP applied on a consistent basis throughout the covered periods and together with all related notes required under GAAP, and in the case of Required Unaudited Financial Statements, reviewed by an independent auditor under AU Section 722, (ii) such additional financial and other reasonably pertinent information regarding the Company as is reasonably requested by Buyer regarding such periods in connection with preparing information that is required to be disclosed in the closing Form 8-K to be filed by the Buyer in connection with Closing (the “Closing Form 8-K”) or any other filing by the Buyer with the SEC (and to the extent required to be filed pursuant to Rule 3-05 of Regulation S-X, regardless of the timing of such filing), including certain non-GAAP financial information and operating metrics and (iii) the Company shall reasonably cooperate with the Buyer in connection with the preparation of any pro forma financial statements required to be included in the Closing Form 8-K or any other filing by the Buyer with the SEC (and to the extent required to be filed with the SEC pursuant to Rule 3-05 or Article 11 of Regulation S-X, regardless of the timing of such filing).
1.13D&O Indemnification and Exculpation.
(a)From and after the Closing, Buyer shall cause the Company to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the individuals who at or prior to the Closing were officers or directors of the Company (collectively, the “D&O Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company at any time at or prior to the Closing and all rights of the D&O Indemnitees to advancement of expenses, to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing as provided in the Organizational Documents of the Company as in effect on the date hereof, and any indemnification agreements of the Company, in each case shall survive the Closing and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the D&O Indemnitees, unless such amendment, repeal or modification is required by Law or approved in writing by such D&O

Indemnitees. In connection therewith, the Company, shall advance, pay or reimburse any expenses of any D&O Indemnitee as set forth in the Organizational Documents of the Company as of the date of this Agreement and indemnification agreements as incurred to the fullest extent permitted under applicable Law; provided, that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law, such Organizational Documents or such indemnification agreements.
(b)From and after the Closing, except as may be required by Law, Buyer shall cause the Organizational Documents of the Company to contain provisions no less favorable to the D&O Indemnitees with respect to advancement of expenses, indemnification and exculpation from liabilities than are set forth as of the date of this Agreement in such Organizational Documents, which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the D&O Indemnitees, except to the extent such amended, repealed or modified provision is replaced or supplemented, such that the officers and directors of the Company continue to be entitled to such exculpation and indemnification on terms that are comparable in all material respects, to the full extent of the Law.
(c)In the event that the Company or any of its respective successors or assigns (i) consolidates, restructures, recapitalizes, arranges, amalgamates, merges, participates in a plan of arrangement with or into any other Person or otherwise reorganizes and is not the continuing or surviving corporation or entity of such consolidation, restructuring, recapitalization, amalgamation, merger, plan of arrangement or other restructuring, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall use reasonable best efforts to cause the successors and assigns of the Company, to assume all of the obligations thereof set forth in this Section 6.13.
1.14Buyer Common Stock. As may be reasonably requested by Seller or the Founder Parties, and subject to Seller’s, Founder Parties’ and their Affiliates’ compliance with the provisions and requirements of Rule 144, Buyer agrees to assist Seller, Founder Parties and their Affiliates in the removal of any restrictive legend from any shares of Stock Consideration including (i) authorizing Buyer’s transfer agent to remove any restrictive legend, (ii) obtaining a legal opinion from Buyer’s authorized counsel at Buyer’s expense and (iii) cooperating and communicating with Seller or their designee(s) (as applicable), their broker and the transfer agent to remove such restrictive legend from the Stock Consideration as soon as reasonably practicable. In connection with any such legend removal, Seller, Founder Parties or their designee(s) (as applicable) shall provide Buyer any such information that Buyer, its transfer agent or its counsel deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including (if applicable), but not limited to, a certification (x) that Seller, Founder Parties or any such designee is not an Affiliate of Buyer (and a covenant to inform Buyer if it should thereafter become an Affiliate and to consent to the notation of an appropriate restriction), (y) the manner of transfer, sale or disposition of the securities at issue and (z) regarding the length of time the securities at issue, whether constituting all or a part of the Stock Consideration have been held.
ARTICLE VII

CONDITIONS TO PURCHASE

1.1Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each Party to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)HSR Act. The waiting period applicable to the transactions contemplated hereby under the HSR Act (or any extension thereof including the expiration or termination of any timing agreement entered into with any Governmental Entity) shall have expired or been terminated and all consents, approvals or authorizations of, declarations or filings with or notices to any Governmental Entity pursuant to any other applicable antitrust or competition Law in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and made and shall be in full force and effect.
(b)No Injunctions. No Governmental Entity shall have issued, promulgated, or entered any order, executive order, stay, decree, judgment or injunction (whether temporary, preliminary or permanent), which remains in effect, or pending challenge to the transactions contemplated hereby, and no Law shall have been enacted or promulgated and be in effect, in each case, which has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting or enjoining the consummation of the transactions contemplated hereby.
1.2Additional Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, either of which may be waived, in writing, exclusively by the Buyer:
(a)Representations and Warranties.
(i)The (A) representations and warranties of the Seller contained in Article II (other than Section 2.3) shall be true and correct in all material respects on the date of this Agreement and as of the Closing as though made at and as of the Closing (except that representations and warranties that are expressly and by their terms made as of a specified date need to be so true and correct only as of such date) and (B) the representation and warranty contained in Section 2.3 shall be true and correct on the date of this Agreement and as of the Closing Date as though made on the Closing Date.
(ii)The (A) representations and warranties of the Company set forth in Article III (other than the Company Fundamental Representations), shall be true and correct on the date of this Agreement and as of the Closing (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Company Material Adverse Effect” and words of similar import set forth therein, other than matters described on the Disclosure Schedule) as though such representations and warranties are made on and as of the Closing Date (except that representations and warranties that are expressly and by their terms made as of a specified date need to be so true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (B) the representation and warranty contained in Section 3.6(a)(i) shall be true and correct on the date of this Agreement and as of the Closing Date as though made on the Closing Date and (C) Company Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing (except that representations and warranties that are expressly and by their terms made as of a specified date need to be so true and correct only as of such date).
(b)Performance of Obligations of the Company and the Seller. The Company and the Seller shall have in all material respects performed and complied with all covenants and obligations required to be performed and complied with by them under this Agreement at or prior to the Closing.

(c)No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.
(d)Closing Certificate. The Buyer shall have received a certificate, dated as of the Closing Date, signed by a duly authorized officer of the (i) Seller and (ii) Company certifying on behalf of the Seller and the Company, as applicable, that each of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.
(e)Escrow Agreement. The Seller shall have duly executed and delivered to the Buyer the Escrow Agreement.
(f)Third Party Consents. The Seller and the Company shall have obtained those consents and waivers listed as being required on Section 7.2(f) of the Disclosure Schedule (in each case, in a form and substance agreed to between Buyer and Seller), and copies thereof shall have been delivered to the Buyer.
(g)Termination of Certain Contracts. The Buyer shall have received written evidence (reasonably satisfactory to the Buyer) that (i) all applicable Affiliate Contracts have been terminated, and the Buyer and its Affiliates released with respect thereto, in accordance with Section 6.7 and (ii) those Contracts set forth on Section 7.2(g) of the Disclosure Schedule have been terminated without any further obligations on the part of the Company following the Closing.
(h)Closing Deliverables. The Buyer shall have received the items listed in Section 1.4(c).
(i)Employment Agreements. The Employment Agreements shall remain in full force and effect and shall not have been amended, rescinded or otherwise modified.
1.3Additional Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, each of which may be waived, in writing, exclusively by the Seller:
(a)Representations and Warranties. The (A) representations and warranties of the Buyer set forth in Article IV (other than the Buyer Fundamental Representations) (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Buyer Material Adverse Effect” and words of similar import set forth therein) shall be true and correct as of the date of this Agreement and the Closing Date as though made at and as of the Closing Date (except that representations and warranties that are expressly and by their terms made as of a specified date need be so true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect; and (B) Buyer Fundamental Representations (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Buyer Material Adverse Effect” and words of similar import set forth therein) shall be true and correct in all material respects as of the date of this Agreement and the Closing Date as though made at and as of the Closing Date (except that representations and warranties that are expressly and by their terms made as of a specified date need be so true and correct only as of such date).
(b)Performance of Obligations of the Buyer. The Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)Closing Certificate. The Seller shall have received a certificate, dated as of the Closing Date, signed by an authorized officer of the Buyer certifying on behalf of the Buyer that each of the conditions set forth in Section 7.3(a), and Section 7.3(b) have been satisfied.
(d)Escrow Agreement. The Buyer and the Escrow Agent shall have duly executed and delivered to the Company the Escrow Agreement.
1.4Frustration of Closing Conditions. Neither the Buyer, on the one hand, nor the Seller, on the other hand, may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was primarily caused by such Party’s or its respective Affiliates (including, in the case of the Seller, the Company) failure to act in good faith or to comply with its agreements set forth herein.
ARTICLE VIII

TERMINATION AND AMENDMENT

1.5Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 8.1(b) through 8.1(e), by written notice by the Buyer or the Seller to the other):
(a)by mutual written consent of the Buyer and the Seller; or
(b)by either the Buyer or the Seller if the Closing shall not have occurred by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the failure of the Closing to have occurred on or before the Outside Date was primarily due to the breach by such Party of, or primarily due to the failure of such Party to perform any of its material obligations under, this Agreement; or
(c)by either the Buyer or the Seller if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to a Party if the issuance of such order, decree, ruling or the taking of such action was primarily due to the breach by such Party of, or primarily due to the failure of such Party to perform any of its material obligations under, this Agreement; or
(d)by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Seller or the Company set forth in this Agreement, or if any representation or warranty of the Seller or the Company shall have become untrue, which breach or failure to perform or be true (i) would cause any of the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied and (ii) if curable, shall not have been cured or waived within 30 days following receipt by the Seller or the Company of written notice of such breach or failure to perform or be true from the Buyer; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Buyer if the Buyer is then in material breach of any representation, warranty or covenant of the Buyer set forth in this Agreement such that any of the conditions to Closing set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied; or
(e)by the Seller if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer set forth in this Agreement, or if any representation or warranty of the Buyer shall have become untrue, which breach or failure to perform or to be true (i) would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied and (ii) if curable, shall not have been cured or waived within 30 days following receipt by the Buyer of written notice of such breach or failure to perform or be true from the Seller; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to the Seller if the Seller or the Company is then in material breach of any representation, warranty or covenant of the Seller or the Company, respectively, set forth in this Agreement such that any of the conditions to Closing set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied.
1.6Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall immediately become void and there shall be no Liability or further obligations on the part of the Buyer, the Company, the Seller or their Affiliates or any of their respective officers, directors, managers or equityholders; provided, that (a) any such termination shall not relieve any Party from Liability for Damages for any Fraud prior to such termination, including such Party’s obligation to close if it was otherwise obligated to do so under the terms of this Agreement and (b) each of Section 5.2 (Confidentiality), Section 6.4 (Public Disclosure), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses), Article XI (Miscellaneous) (in each case including the respective meanings ascribed to the related capitalized terms in Article X (Definitions)) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement. Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 11.9.
1.7Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees and expenses, whether or not the transactions are consummated; provided, however, that (a) any Unpaid Company Transaction Expenses shall be paid at the Closing in accordance with Section 1.4(a), (b) the R&W Insurance Expenses shall be paid by the Buyer, and (c) all filing fees in connection with compliance with the applicable requirements of the HSR Act shall be paid by the Buyer.
1.8Amendment. This Agreement (including the Schedules and Exhibits hereto) may not be amended, supplemented or otherwise modified except by an instrument in writing signed by the Buyer and the Seller and expressly referencing this Agreement.
1.9Extension; Waiver. At any time prior to the Closing, each Party may, to the extent legally allowed and duly authorized, (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto including any Transaction Document and (c) waive compliance with any of the agreements or conditions contained herein or in any Transaction Document; provided, that (i) any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party making specific reference to this Agreement or the applicable Transaction Document; and (ii) such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is expressly specified in such extension or waiver. Notwithstanding the foregoing, no action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein, nor shall the failure of or any delay in any Party to assert any of its rights under this Agreement or otherwise constitute a waiver of such rights.
ARTICLE IX

SURVIVAL

1.1No Survival of Representations, Warranties and Covenants. Subject to Section 11.9, the Parties, intending to modify any applicable statute of limitations, agree that the representations and warranties of the Seller, the Company and Buyer contained in this Agreement, the Transaction Documents, and any agreement or certificate delivered pursuant hereto and the covenants and agreements of the Seller, the Company and Buyer contained in this Agreement to be performed at or prior to the Closing Date shall all terminate at, and not survive, the Closing such that no claim or claim of liability in respect of any such representation, warranty, covenant or agreement (whether in contract or under any other legal theory and regardless of the type of claim) may be brought by any party or their respective Affiliates after the Closing. No claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against the Seller, the Company, Buyer or any of their respective Affiliates, and there will be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of the Seller, the Company, Buyer or any of their respective Affiliates. All covenants and agreements contained in this Agreement that expressly contemplate performance thereof following the Closing will survive the Closing in accordance with their terms.
1.2Fraud. Notwithstanding anything to the contrary herein, nothing in this Agreement shall (i) limit Buyer’s rights, recourse or remedies against the Seller in the event of Fraud by the Seller, (ii) the Seller’s rights, recourse or remedies against Buyer in the event of Fraud by the Buyer or (iii) Buyer’s right to claims and recoveries under the R&W Policy.
ARTICLE X

DEFINITIONS

1.1Definitions. For purposes of this Agreement, each of the following terms has the meaning set forth below.
“2025 Bonus Allocation” has the meaning set forth in Section 6.5(e).
“2025 Project Management Bonus” means the Company’s accrued bonus with respect to the discretionary project management bonus for calendar year 2025, with such bonus pool amount to be determined by the Founder Parties prior to Closing, with such determination to be made consistent with historical past practices of the Company.
“2025 Staff Bonus” means the Company’s accrued bonus with respect to the discretionary staff bonus for calendar year 2025, which will be determined consistent with historical past practices of the Company.
“401(k) Plan” has the meaning set forth in Section 6.5(d).
“Accredited Investor” has the meaning set forth in Section 2.5(d).
“Accredited Investor Questionnaire” has the meaning set forth in Section 2.5(d).
“Acquisition Proposal” means any written or oral inquiry, proposal, indication of interest or offer (a) for a merger, consolidation, dissolution, sale of a significant portion of the assets,

equity purchase, recapitalization, joint venture, partnership, equity exchange or other business combination or similar transaction involving the Company or all or a portion of any of their respective businesses, (b) involving the issuance of any Equity Interests of the Company or (c)  to acquire in any manner, directly or indirectly, and whether in one transaction or a series of related transactions, any Equity Interests of the Company or 5% or more of the total consolidated assets of the Company, in each case other than the transactions contemplated by this Agreement.
“Act” means Title 4A of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.
“Adjustment Time” means 12:01 a.m. Eastern Time on the Closing Date; provided, that the Tax Liability Amount included in the definition of Indebtedness will be calculated as of the end of the day on the Closing Date.
“Affiliate” means, with respect to a Person, any other Person who, at the time of determination, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the power to, directly or indirectly, direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or other ownership interests, by Contract or otherwise, including, with respect to a corporation, partnership or limited liability company, the direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.
“Affiliate Contract” has the meaning set forth in Section 3.19(b).
“Agreement” has the meaning set forth in the preamble.
“Bankruptcy and Equity Exception” means the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
“Base Price” means $1,950,000,000.
“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.
“Business Employee” means each Person who is employed by the Company as of the date of this Agreement, including those employees on medical leave, family leave, military leave personal leave, or other leave.
“Business Service Provider” means each individual who is not employed by the Company but who provides services to the Company as of the date of this Agreement, including any directors, independent consultants and/or contractors engaged by the Company.
“Buyer” has the meaning set forth in the preamble.

“Buyer Common Stock” means the common stock, par value $0.33 1/3 per share, of the Buyer.
“Buyer Employee Plan” means any Employee Benefit Plan for the benefit of, or relating to, any current employee of the Buyer or any of its Subsidiaries.
“Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.1(a) (Organization), Section 4.2(a) (Authority) and Section 4.5 (Brokers).
“Buyer Material Adverse Effect” means any Change that, individually or in the aggregate, would prevent or materially impair or delay the Buyer’s ability to consummate the transactions contemplated by this Agreement.
“Buyer Permits” means all approvals, authorizations, consents, certificates, permits, franchises, certificates, concessions, clearances, waivers, exemptions, registrations, identification numbers and licenses from Governmental Entities or Self-Regulatory Organizations required for the operation or conduct of the business of the Buyer.
“Buyer Released Claims” has the meaning set forth in Section 6.10(b).
“Buyer Released Party” has the meaning set forth in Section 6.10(b).
“Buyer Releasing Party” has the meaning set forth in Section 6.10(b).
“Buyer’s Knowledge” and words of similar effect means the actual knowledge of H. Andrew DeFerrari and Ryan Urness after reasonably inquiry.
“Change” means any change, event, fact, circumstance, occurrence or development.
“Closing” has the meaning set forth in Section 1.2.
“Closing Cash Amount” means, as of the Adjustment Time, the sum of the value of (a) all cash, cash equivalents and marketable securities (other than restricted cash) held by the Company, minus (b) all outstanding (uncleared) checks and other negotiable instruments used like checks, drafts and outbound wire transfers or uncleared payments, in the case of clause (a) calculated in accordance with GAAP applied on a basis consistent with the Company’s accounting principles, policies, methods, treatments and procedures used in the preparation of the audited Company Financial Statements. For the avoidance of doubt, the “Closing Cash Amount” shall be calculated net of (i) any amounts that are restricted, whether by Law, Contract or otherwise, including cash and cash equivalents collateralizing any obligation or liability (including any letter of credit), held as security deposits or held in escrow or subject to a holdback or (ii) that are used to pay any Unpaid Company Transaction Expenses or Indebtedness following the Adjustment Time until immediately prior to the Closing, and otherwise shall be calculated without giving effect to the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, the determination of Closing Cash Amount shall exclude all items taken into account for the calculation of the Net Working Capital, the Closing Debt Amount, Unpaid Company Transaction Expenses and income Tax assets and liabilities.

“Closing Cash Consideration” means the value that is equal to (a) the Purchase Price, minus (b) the Stock Consideration Value, minus (c) the Purchase Price Adjustment Escrow Amount.
“Closing Date” means the date on which the Closing actually occurs.
“Closing Debt Amount” means without duplication, all Indebtedness of the Company as of immediately prior to the Closing, but without giving effect to the consummation of the transactions contemplated by this Agreement. For avoidance of doubt, the Closing Debt Amount shall exclude all items taken into account in the calculation of Net Working Capital and Unpaid Company Transaction Expenses.
“Closing Form 8-K” has the meaning set forth in Section 6.12.
“Closing Payment Statement” means a statement, which sets forth, in accordance with the Estimated Closing Statement, (i) the identity of each Person entitled to receive a payment pursuant to Section 1.4, (ii) the amount due to each such Person and (iii) the applicable wire instructions for the account or accounts of each such Person.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means any collective bargaining agreement, labor agreement, neutrality agreement, bridge agreement, pattern agreement, voluntary recognition agreement, side letter, memorandum of understanding, or any other agreement or component of such an agreement, with a labor union, trade union, employee association, works council, or other employee representative body.
“Company Employee Plans” means Employee Benefit Plans that (i) provide benefits or compensation to any current or former Business Employee or Business Service Provider, (ii) are adopted, maintained, sponsored, contributed to, or required to be contributed to by the Company, or (iii) with respect to which the Company is a party, participates in, or has or could reasonably be expected to have any Liability with respect thereto, whether actual or contingent, or direct or indirect.
“Company ERISA Affiliate” means any entity that is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.
“Company Financial Statements” has the meaning set forth in Section 3.5(a).
“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) (Organization, Standing and Power), Section 3.2 (Capitalization), Section 3.3 (Subsidiaries), Section 3.4(a) (Authority), Section 3.4(b) (No Conflicts) and Section 3.22 (Brokers).

“Company Insurance Policies” means the insurance policies (including any self-insurance) covering, held by, maintained by or applicable to the Company.
“Company Intellectual Property” means, individually or collectively, the Company Owned Intellectual Property and the Company Licensed Intellectual Property.
“Company IT Systems” means all computer systems, communications systems, technology platforms, networks, hardware, software, databases, websites, and equipment used by or on behalf of the Company to process, store, maintain or operate data, information, or functions used in connection with the business of the Company.
“Company Lease” means any Contract pursuant to which any real property or any interest in any real property is leased or subleased to the Company.
“Company Leased Property” has the meaning set forth in Section 3.8(b).
“Company Licensed Intellectual Property” means all Intellectual Property that is used, practiced or held for use or practice by the Company, except for any Company Owned Intellectual Property.
“Company Material Adverse Effect” means any Change that, individually or in the aggregate with any other Changes, (i) has had or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company, or (ii) would or would reasonably be expected to prevent or materially impair or delay the Company’s ability to perform its obligations under or to consummate the transactions contemplated by this Agreement; provided, however, that, for purposes of clause (i) only, none of the following, either alone or in combination, shall constitute, or be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (a) Changes in applicable Law or GAAP or the authoritative interpretation thereof; (b) Changes generally affecting the industry in which the Company operates; (c) Changes in general economic, regulatory or political conditions or the capital markets in general; (d) the negotiation, execution, announcement, pendency or consummation of this Agreement or the transactions contemplated hereby (including the impact thereof on relationships with employees, customers, suppliers or partners) or any action taken (or omitted to be taken) at the written request of, or with the written consent of, the Buyer, or as expressly required by this Agreement; (e) any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or any pandemic, epidemic or contagious disease outbreaks (including COVID-19) in the United States, or terrorism, military action or war (whether or not declared); (f) any failure by the Company to meet any projections, forecasts, budgets or estimates of revenue, earnings or other financial or operating metrics for any period (it being understood that the underlying causes of any such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred, except to the extent any such underlying causes are otherwise excluded by this definition); (g) changes in commodity, raw material, energy, utility, freight or other input costs, or in labor markets, in each case to the extent generally affecting companies in the industries in which the Company operates, except that any Changes resulting from, arising out of or attributable to any of the foregoing clauses (a), (b), (c), (e) and (g) shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could reasonably be expected to occur to the extent such Change has a disproportionate adverse effect on the Company as compared to other participants in the industries and markets in which the Company conducts business.
“Company Material Contracts” means the Contracts listed, or that are required by Section 3.10(a) to be listed in Section 3.10(a) of the Disclosure Schedule.
“Company Owned Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company, including all Company Software and Company Registered Intellectual Property.
“Company Permits” means all approvals, authorizations, consents, certificates, permits, franchises, certificates, concessions, clearances, waivers, exemptions, registrations, identification numbers and licenses from Governmental Entities or Self-Regulatory Organizations required for the operation or conduct of the business of the Company.
“Company Registered Intellectual Property” has the meaning set forth in Section 3.9(a).
“Company Software” means any Software owned or purported to be owned by, or developed exclusively for or on behalf of, the Company.
“Confidentiality Agreement” means the mutual confidentiality agreement, dated as of July 1, 2025, by and between the Buyer and the Company.
“Continuing Employees” means each of the employees of the Buyer or any of its Subsidiaries immediately following the Closing who was a Business Employee immediately prior to the Closing.
“Contract” means any lease, license, contract, indenture, note, bond, mortgage, loan, instrument, commitment or other agreement, arrangement, instrument, undertaking or obligation, whether written or oral. For purposes of any Disclosure Schedule to this Agreement, each Contract disclosed thereon shall be deemed to include all amendments, modifications, supplements, change orders, statements of work, work orders, purchase orders and any similar orders issued thereunder (including all modifications thereto), whether or not any such items are separately scheduled, so long as such items have been made available to Buyer.
“Copyrights” means copyrights and copyrightable works, works of authorship, database and design rights, whether or not registered or published, including all data collections, “moral” rights, and mask works, and all applications therefor and registrations and recordations, along with all reversions, extensions and renewals thereof, and corresponding rights in works of authorship.
“D&O Indemnitees” has the meaning set forth in Section 6.13(a).
“Damages” means losses, liabilities, damages, fines, fees, penalties, interest, commitments, obligations, deficiencies, demands, awards, judgments, assessments, Taxes, costs and expenses (including reasonable attorneys’ fees and expenses incurred in connection therewith, whether involving a third-party claim or direct claim arising out of or in connection with this Agreement or the transactions contemplated hereby); provided that Damages shall (i) exclude consequential, incidental, indirect, special, exemplary, punitive or multiple damages, lost profits, loss of business, loss of goodwill or diminution in value, except, in each case, to the extent payable to a third party in connection with a third-party claim and (ii) be net of any amounts recovered (or recoverable) under insurance, third-party indemnities or other recoveries.
“Debt Financing” the debt financing consummated or anticipated to be consummated by the Buyer or its Affiliates in connection with the transactions contemplated by the Transaction Documents.
“Debt Financing Sources” means the lenders, agents and arrangers of any Debt Financing, together with their respective affiliates, officers, directors, employees, agents and representatives and their successors and assigns, including any successors or assigns via joinder agreements or credit agreements relating thereto.
“Deficiency Amount” has the meaning set forth in Section 1.5(b)(iv).
“Disclosure Schedule” means the disclosure schedule delivered by the Seller to the Buyer concurrently with the execution of this Agreement.
“Divestiture Action” has the meaning set forth in Section 6.3(e).
“Employee Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), as well as each other benefit, retirement, employment, consulting, compensation, profit sharing, commission, bonus, stock or other equity, equity-based, option, incentive compensation, restricted stock, stock appreciation right or similar right, phantom equity, profits interests, change in control, retention, severance, deferred compensation, vacation, paid time off, welfare, medical, dental, vision, flexible benefit, cafeteria, dependent care, and fringe-benefit agreement, plan, policy, arrangement and program, whether or not reduced to writing.
“Employment Agreement” has the meaning set forth in the recitals.
“Environmental Law” means all Laws relating to (a) the environment, (b) any Hazardous Substance, (c) pollution, (d) human health & safety, or (e) natural resources.
“Equity Interest” means, with respect to any Person, (a) any share, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any warrant, purchase right, conversion right, exchange right or other agreement which would entitle any other Person to acquire, or that is exchangeable for or convertible into, any such interest in such Person (including share appreciation, phantom share, profit participation or other similar rights).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Excess Amount” has the meaning set forth in Section 1.5(b)(iv).

“Escrow Agent” means Citibank, N.A. as escrow agent pursuant to the Escrow Agreement, or any successor agent pursuant to the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement substantially in the form attached hereto as Exhibit C.
“Estimated Closing Cash Consideration” has the meaning set forth in Section 1.5(a).
“Estimated Closing Statement” has the meaning set forth in Section 1.5(a).
“Estimated Purchase Price” has the meaning set forth in Section 1.5(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Final Closing Cash Consideration” has the meaning set forth in Section 1.5(b).
“Final Purchase Price” has the meaning set forth in Section 1.5(b).
“Financial Statements” has the meaning set forth in Section 3.5(a).
“Founder Parties” has the meaning set forth in Section 6.5(b) of the Disclosure Schedule.
“Fraud” means, with respect to any Party, actual and intentional fraud under Delaware common law in the making of the express representations and warranties contained in Article II, Article III or Article IV of this Agreement, as applicable, by such Party. For purposes of this definition, “Fraud” does not include making a negligent misrepresentation, and expressly excludes any type of equitable fraud or constructive fraud.
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means any government, court, arbitrational tribunal, administrative agency or commission or other governmental, quasi-governmental, or regulatory body, authority, agency or instrumentality.
“Hazardous Substance” means (a) any petroleum, petroleum product, petroleum byproduct, petroleum breakdown product, volatile organic compound, semi-volatile organic compound, pesticide, radioactive material, lead, lead-containing material, asbestos, asbestos-containing material, radon, urea formaldehyde and polychlorinated biphenyls; (b) per- or polyfluoroalkyl substance; and (c) any substance, chemical, material or emission that is regulated or limited under, or pursuant to which Liability is imposed under, any Environmental Law, including any substance, chemical, material or emission that constitutes, in whole or in part, or that is classified, defined, listed or otherwise characterized as, a “pollutant,” “contaminant,” “waste,” “hazardous substance,” “hazardous waste,” “hazardous material,” “toxic substance,” “toxic waste,” or “toxic material,” or as “hazardous,” “biohazardous,” “infectious,” “toxic,” “radioactive,” or words of similar meaning or effect.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“ICE” has the meaning set forth in Section 3.16(h).
“Indebtedness” means, with respect to the Company, and without duplication, any liability or obligation, including all obligations in respect of principal, accrued and unpaid interest, penalties, fees and premiums and other monetary obligations of (or assumed by) such Person, (a) for borrowed money (including amounts outstanding under overdraft facilities), (b) evidenced by notes, bonds, debentures or other similar obligations, (c) for the reimbursement of any obligor on any drawn letter of credit, banker’s acceptance or similar credit transaction, (d) for the deferred purchase price for the acquisition of any business, securities, assets or other properties, including the amounts of any escrows, holdbacks, or other similar amounts, (e) that are conditional sale obligations of such Person and all obligations of such Person under any title retention agreements, (f) as lessee under leases required to be treated as capital leases under GAAP except for leases previously treated as operating leases prior to the adoption of FASB ASC 842, (g) the value of all accrued and unpaid dividends or distributions, (h) the Tax Liability Amount, (i) the aggregate amount of (i) deferred compensation obligations, (ii) cash bonuses and similar payments with respect to the performance period during which the Closing occurs, prorated for the elapsed time between the beginning of such performance period and the Closing Date, and assuming achievement of performance targets at target level, which shall include the 2025 Project Management Bonus and only to the extent the 2025 Staff Bonus remains unpaid at the Closing, then the 2025 Staff Bonus, (iii) accrued or earned but unpaid commissions, (iv) unpaid union dues (if applicable), and (v) accrued but unpaid severance amounts in respect of terminations of service occurring prior to the Closing, and, in each case of (i) through (v), the employer’s portion of any employment, payroll or social security taxes with respect thereto, (j) in the nature of guarantees, direct or indirect, of the obligations described in clauses (a) through (i) above of any other Person or for which such Person is otherwise liable as obligor or otherwise and (k) of the type referred to in clauses (a) through (j) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person.
“Interim Financial Statements” has the meaning set forth in Section 3.5(a).
“Intellectual Property” means all rights, title and interest in or relating to intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction throughout the world, including: (a) Patent Rights; (b) Trademarks; (c) Copyrights; (d) trade secrets and corresponding rights in confidential information, including ideas, Software, source code, data, processes, inventions, ideas, formulae, methods, schematics, technology, compositions, inventor’s notes, discoveries, improvements, know-how, plans, proposals, business and marketing plans, market surveys, and customer lists and information; (e) other tangible or intangible proprietary or confidential information and materials; (f) Software and technology, (g) all other similar, corresponding or equivalent intellectual property rights or proprietary rights arising under the Laws of any jurisdiction throughout the world or pursuant to any international convention; (h) domain names, including registrations therefor, and social media accounts; and (i) all rights relating to or under the foregoing granted under any Contracts.
“International Trade Laws and Sanctions” means all trade, export control, economic or financial sanctions or anti-boycott requirements imposed, administered or enforced from time to time by the U.S. government (including the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce (including anti-boycott regulations), the U.S. Customs and Border Protection or the U.S. Census Bureau), the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, the European Union and all trade, export control, financial sanctions or anti-boycott requirements under all Laws in any other country in which the Company operates, except to the extent the requirements of such Laws are prohibited or penalized under U.S. Law.
“IRS” means the United States Internal Revenue Service.
“Law” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, statute, law, constitution, rule, ruling, regulation, code, treaty, ordinance, principle of common law, judgment, injunction, order or decree of any Governmental Entity or Self-Regulatory Organization of which it is a member.
“Lease” has the meaning set forth in Section 3.8(b).
“Liability” or “Liabilities” means any debt, loss, damage, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and reasonable expenses of legal counsel, experts, and consultants and costs of investigation.
“Lien” means any mortgage, security interest, pledge, lien, charge, deed of trust, easement, option, right of first refusal or encumbrance.
“Major Customer” has the meaning set forth in Section 3.20.
“Major Supplier” has the meaning set forth in Section 3.20.
“Multiemployer Plan” has the meaning set forth in Section 3.12(d).
“Net Working Capital” means (a) the aggregate amount of all current assets of the Company, on a consolidated basis, as of the Adjustment Time, less (b) the aggregate amount of all current liabilities of the Company, as of the Adjustment Time, in each case, calculated in accordance with GAAP applied on a basis consistent with the Company’s accounting principles, policies, methods and procedures used in the preparation of the audited Company Financial Statements for the most recent fiscal year end. For the avoidance of doubt, the determination of Net Working Capital shall exclude all items taken into account for the calculation of the Closing

Cash Amount, the Closing Debt Amount, Unpaid Company Transaction Expenses and income Tax assets and liabilities.
“Net Working Capital Adjustment” means an amount equal to (a) the Net Working Capital minus (b) the Net Working Capital Target. For the avoidance of doubt, the Net Working Capital Adjustment may be a positive or negative number.
“Net Working Capital Target” means $98,430,743.
“Neutral Accountant” has the meaning set forth in Section 1.5(b)(iii)(B).
“Non-Recourse Persons” has the meaning set forth in Section 11.2(b).
“Objection Statement” has the meaning set forth in Section 1.5(b)(iii).
“Open Source Software” means any Software that is, or that contains or is derived in any manner (in whole or in part), from any Software that is distributed as free software, open source software, copyleft software, “freeware” or “shareware” or under similar licensing or distribution models, including Software licensed pursuant to: (a) the GNU General Public License, the GNU Library General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, any Creative Commons “sharealike” license, or any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses or (b) any license under which any Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms.
“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted, entered into or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, shareholders’ agreements, voting agreements, investment agreement and similar documents, instruments or agreements relating to the organization or governance of such Person or the voting or Transfer of its securities, in each case, as amended or supplemented.
“Outside Date” means six months from the date hereof.
“Parties” has the meaning set forth in the preamble.
“Pass-Through Tax Return” means any income Tax Return filed by or with respect to the Company to the extent that (a) the Company is treated as a partnership or disregarded entity for purposes of such Tax Return and (b) the results of operations reflected on such Tax Returns are also reflected on the Tax Returns of the Seller or the direct or indirect (if any) owners of any Seller.

“Patent Rights” means domestic and foreign patents and patent applications (including provisional, continuation, divisional, continuation-in-part, reexamination, substitution, revision, renewal, extension and reissue patent applications and any patents issuing therefrom), priority rights, utility models, design patents and other governmental grants for the protection of inventions or industrial designs, however denominated.
“PEO Agreements” has the meaning set forth in Section 3.12(a).
“Permitted Liens” means any (a) mechanic’s, materialmen’s, workers’ and similar Liens imposed by Law and arising or incurred in the ordinary course of business that are not material to the business, operations or condition of the property or assets of the Company that are so encumbered, are not overdue and do not result from any breach, default or violation by the Company of any Contract or Law, (b) Liens for Taxes not yet due and payable or (c) Liens for Taxes the amount of which is being contested in good faith and by appropriate proceedings (in the case of clauses (b) and (c), provided an appropriate reserve has been established therefor in the Company Financial Statements in accordance with GAAP).
“Person” means any natural person, firm, limited liability company, general or limited partnership, association, corporation, unincorporated organization, company, joint venture, trust, Governmental Entity, Self-Regulatory Organization or other entity.
“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data,” “personally identifiable information” or “PII”) provided by applicable Law, or by the Company in any of their privacy policies, notices or contracts, all information that identifies, could be used to identify or is otherwise related to an individual person or household (including any current, prospective, or former customer, end user or employee) and includes information in any form or media, whether paper, electronic, or otherwise.
“Post-Closing Tax Returns” has the meaning set forth in Section 6.6(a)(i).
“Pre-Closing Tax Returns” has the meaning set forth in Section 6.6(a)(i).
“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date.
“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the Closing, or on such earlier date as this Agreement is terminated in accordance with its terms.
“Preliminary Closing Statement” has the meaning set forth in Section 1.5(b)(i).
“Preliminary Purchase Price” has the meaning set forth in Section 1.5(b)(i).
“Privacy Laws” means, regardless of jurisdiction, any and all applicable Laws, legal requirements and binding guidelines and standards relating to the Processing of any Personal Information, including the Federal Trade Commission Act, the California Consumer Privacy Act as amended by the California Privacy Rights Act (CCPA), the Controlling the Assault of Non-

Solicited Pornography And Marketing Act (CAN-SPAM), Gramm-Leach-Bliley Act (GLBA), and any and all applicable U.S. state privacy laws, Laws relating to breach notification, the creation or use of biometric identifiers or biometric information or the use of Personal Information for marketing purposes.
“Privacy Requirements” means all applicable Privacy Laws and all of the Company’s policies, notices and contractual obligations relating to the Processing of any Personal Information.
“Processing” or “Processed” means any operation or set of operations performed on any data, whether or not by automated means, including but not limited to receipt, collection, compilation, use, storage, combination, sharing, safeguarding, disposal, erasure, destruction, disclosure or transfer (including cross-border transfer).
“Proposed Allocation” has the meaning set forth in Section 6.6(e).
“Purchase” means the purchase of the Units by the Buyer from the Seller in accordance with the terms of this Agreement.
“Purchase Price” means an amount equal to (a) Base Price, plus (b) the Closing Cash Amount, minus (c) the Closing Debt Amount, plus (d) the Net Working Capital Adjustment (which, for the avoidance of doubt, may be a positive or negative number), minus (e) the Unpaid Company Transaction Expenses.
“Purchase Price Adjustment Escrow Account” means the separate account established pursuant to the Escrow Agreement to hold the Purchase Price Adjustment Escrow Amount for disbursement by the Escrow Agent.
“Purchase Price Adjustment Escrow Amount” means $9,750,000.
“Purchase Price Adjustment Escrow Fund” means, as of any time, the Purchase Price Adjustment Escrow Amount, including any interest or other amounts earned thereon prior to such time, less (a) any investment losses thereon incurred prior to such time and (b) disbursements therefrom prior to such time in accordance with this Agreement and the Escrow Agreement.
“Qualified Company Employee Plan” has the meaning set forth in Section 3.12(b).
“Release” means any actual or threatened release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discard, discharge, leaching, abandonment or migration into or through the environment.
“Remaining Amount” has the meaning set forth in Section 1.5(b)(iv).
“Required Audited Financial Statements” means the audited financial statements of the Company required to be filed with the SEC pursuant to Rule 3-05 of Regulation S-X.

“Required Unaudited Financial Statements” means the unaudited interim financial statements of the Company for the periods specified by Rule 3-05 of Regulation S-X.
“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act and any successor rules thereto.
“R&W Insurance Expenses” means the total premium, underwriting costs, brokerage commission, and Taxes related to the R&W Policy, and any contingent fee due to the provider of the R&W Policy pursuant thereto.
“R&W Insurer” means the insurance carrier under the R&W Policy.
“R&W Policy” means the buyer-side representation and warranty insurance policy to be purchased by the Buyer in connection with the transactions with coverage to be bound as of the date hereof.
“SEC” means the United States Securities and Exchange Commission.
“SEC Financial Statements” means the Required Unaudited Financial Statements and the Required Audited Financial Statements.
“SEC Reports” has the meaning set forth in Section 4.8(a).
“Securities Act” means the Securities Act of 1933, as amended.
“Self-Regulatory Organization” means any U.S. or foreign commission, board, agency or body that is not a Governmental Entity but is charged with regulating its own members through the adoption and enforcement of financial, sales practice and other requirements for brokers, dealers, securities underwriting or trading, stock exchanges, electronic communications networks, insurance companies or agents, investment companies or investment advisers.
“Seller” has the meaning set forth in the preamble.
“Seller’s Knowledge,” “Knowledge of the Seller” and words of similar effect or import mean the actual knowledge of (i) the Founder Parties and (ii) those individuals identified in Section 10.1 of the Disclosure Schedule, each after reasonable inquiry of their direct reports.
“Seller Material Adverse Effect” means any Change that, individually or together with any other changes, would or would reasonably be expected to prevent or materially impair or delay any of the Seller’s ability to perform its obligations hereunder and consummate the transactions contemplated by this Agreement.
“Seller Prepared Tax Returns” has the meaning set forth in Section 6.6(a).
“Seller Released Claims” has the meaning set forth in Section 6.10(a).
“Seller Released Party” has the meaning set forth in Section 6.10(a).

“Seller Releasing Party” has the meaning set forth in Section 6.10(a).
“Software” means any and all: (a) software and computer programs of any type, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) data, databases and compilations of data, including any and all collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, images, videos, models and icons; and (d) documentation and other materials related to any of the foregoing, including user manuals and training materials.
“Stock Consideration” means 1,011,069 shares of Buyer Common Stock.
“Stock Consideration Value” means the dollar amount equal to 15% of the Base Price (rounded to the nearest two decimal places).
“Straddle Period” means a taxable period beginning on or before and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such Person (or a Subsidiary of such Person) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the owners of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.
“Tax Liability Amount” means an amount (not less than $0) equal to the positive amount of unpaid Taxes of the Company (whether or not such Taxes are due and payable) for any Pre-Closing Tax Period (including any Taxes incurred as a result of the transactions contemplated by this Agreement) and Taxes with respect to the portion of any Straddle Period ending on the Closing Date, calculated (a) on a closing of the books basis as of the end of the Closing Date as if the taxable year of the Company ended as of the end of the Closing Date, (b) by excluding (i) all deferred Tax assets (including any Tax refunds, credits or overpayments), and (ii) any Taxes reported on a Pre-Closing Tax Return or Pass-Through Tax Return, and (c) in accordance with past practice unless otherwise required by applicable Tax Law and meeting a position threshold of at least more likely than not. The Tax Liability Amount shall be calculated without taking into account any payment of Taxes made after 12:01am Eastern time on the Closing Date.
“Tax Proceeding” has the meaning set forth in Section 6.6(d).
“Tax Returns” means all reports, returns, claims for refunds, declarations, statements (information returns and reports) or other information, including any schedules, statements, information or attachments thereto, required to be supplied to a taxing authority in connection with Taxes including any amendments thereto.

“Taxes” means (i) any and all U.S. federal, state, or local or non-U.S. (i) taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including all income, gross receipts, corporation, net worth, capital gains, documentary, recapture, recording, profits, windfall profits, environmental, unemployment, disability, registration, escheat, abandoned and unclaimed property, severance, stamp, occupation, customs duties, ad valorem, premium, value-added, alternative minimum, excise, real property, personal property, sales, use, services, transfer, withholding, social security, employment, payroll, franchise and estimated taxes imposed by any Governmental Entity, (ii) any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and (iii) any Liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee or successor liability, operation of Law, Treasury Regulations Section 1.1502-6 (a) (or any similar provision of Law) or otherwise.
“Trademarks” means trademarks, service marks, trade dress rights, logos, trade names, service names, brand names, corporate names, identifying symbols, trade styles slogans, other indicators of commercial source or business identifiers and generable intangibles of a like nature (whether registered, arising under common Law or statutory Law, or otherwise), together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof.
“Transaction Tax Deductions” means, without duplication, any Tax deductions relating to (i) the Unpaid Company Transaction Expenses (whether paid by or on behalf of the Company), (ii) the payment of Indebtedness of the Company at or in connection with the Closing (including the 2025 Project Management Bonus paid by the Company on behalf of the Seller after the Closing and the 2025 Staff Bonus whether paid prior to Closing or paid by the Company on behalf of the Seller after the Closing), including any unamortized fees and other deferred financing costs and other amounts that are deductible under U.S. federal and applicable state income Tax Laws (e.g., accrued interest and original issue discount) in connection with the repayment of the Closing Debt Amount on the Closing Date or (iii) any other deductible payments attributable to the Purchase and sale of the Units or the other transactions contemplated by this Agreement that are economically borne by Seller or any Founder Party, in each case, that are more likely than not deductible in a Pre-Closing Tax Period under U.S. federal and applicable state income Tax Laws.
“Transaction Documents” means this Agreement, the Escrow Agreement, the Accredited Investor Questionnaires, the Founders Agreement, the Employment Agreements and the other agreements, instruments, certificates and documents expressly contemplated hereby.
“Transfer” means directly or indirectly, sell, transfer, convey, assign, pledge, encumber or otherwise dispose.
“Transfer Taxes” has the meaning set forth in Section 6.6(c).
“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code.

“Units” means the membership interests of Company.
“Unpaid Company Transaction Expenses” means the aggregate amount of all third-party costs and expenses incurred by or on behalf of, or paid or to be paid or payable by, the Company in connection with the negotiation, preparation and execution of this Agreement and the Transaction Documents or the transactions contemplated hereby or thereby, including the performance or consummation thereof, including (a) any brokers’, finders’ or similar fees, (b) any sale, change of control, retention, transaction or similar bonuses, severance or other payment obligation that is or becomes payable to current or former employees of the Company on or following the Closing in connection with the consummation of the transactions contemplated by this Agreement, together with the Company’s portion of applicable payroll, employment or similar Taxes and any “gross-up payments” (if any are due or payable as a result of or in connection with any of the foregoing), (c) fees and expenses of counsel, advisors, consultants, accountants, auditors, experts and other professionals, and (d) any Transfer Taxes, in each case to the extent such costs and expenses shall not have been paid in full as of the Adjustment Time.
“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Law.
ARTICLE XI
MISCELLANEOUS
1.1Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (iii) on the date of transmission (or, the first Business Day following such transmission if the date of such transmission is not a Business Day) by facsimile with successful confirmation of transmission, or (iv) on the date of transmission, if by e-mail (provided no “bounceback” or similar notice of non-delivery is received), in each case to the intended recipient as set forth below:
(a)if to the Buyer or (after the Closing Date) the Company, to:
Dycom Industries, Inc.
300 Banyan Blvd., Suite 1101
West Palm Beach, FL 33401
Attention:    Ryan Urness
E-Mail:    ryan.urness@dycominc.com
with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:    Michael J. Aiello; Sachin Kohli
Email:    michael.aiello@weil.com; sachin.kohli@weil.com

(b)if to Seller, to:
Project Eastern Shore, LLC
c/o Miles & Stockbridge PC
100 Light Street
Baltimore, MD 21202
Attention:    William M. Davidow, Jr.
E-Mail:    [***]
with a copy (which shall not constitute notice) to:
Miles & Stockbridge PC
100 Light Street
Baltimore, MD 21202
Attention:    William M. Davidow, Jr.; Sara L. Reznicek
E-Mail:    wdavidow@mslaw.com; sreznicek@mslaw.com

Any Party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
1.2Entire Agreement; Non-Recourse.
(a)This Agreement (including the Disclosure Schedule and the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) and the other Transaction Documents constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms (subject to Section 5.2).
(b)This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Parties and their respective successors and permitted assigns (and then only with respect to the specific obligations set forth herein with respect to such Party). Except to the extent actually a Party or the successor or assign thereof (and then only to the extent of the specific obligations undertaken by such Party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, equityholder, member, partner, agent, attorney, advisor or representative of any Party (or of any Affiliate of any Party) (collectively, the “Non-Recourse Persons”) shall have any liability (whether in contract, tort, equity or otherwise) for any representation, warranty, covenant, agreement or other obligation or Liability under this Agreement (whether for indemnification or otherwise) or for any claim based on, arising out of, or related to or by reason of this Agreement or any transaction contemplated hereby.

1.3No Third-Party Beneficiaries.
(a)This Agreement is not intended to, and shall not, confer upon any Person other than the Parties (and their respective successors and permitted assigns) any rights or remedies hereunder, except for (a) the Seller Released Parties who shall be third-party beneficiaries of Section 6.10(a), (b) the Buyer Released Parties who shall be third-party beneficiaries of Section 6.10(b) and (b) the Non-Recourse Persons, who shall be third-party beneficiaries of Section 11.2(b).
(b)The Seller shall cause the Company to perform all obligations of the Company required to be performed on and prior to the Closing.
1.4Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by any Party without the prior written consent of the Buyer (in the case of any proposed assignment by the Company (prior to the Closing), the Seller) or the Seller (in the case of any proposed assignment by the Buyer or, following the Closing, the Company), and any purported assignment without such prior written consent required by this Section 11.4 shall be null and void ab initio; provided, however, that the Buyer may assign this Agreement and any or all of its rights or obligations hereunder, including its rights and obligations to Purchase the Units, to any of its Affiliates upon prior written notice to the Seller (and provided that no such assignment shall release the Buyer from any payment obligation it may have under this Agreement); and provided further that Buyer may assign any of its rights, but not its obligations, under this Agreement to any insurer that underwrites the R&W Policy (or any agent thereof) without the consent of any other Party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.
1.5Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction due to any applicable Law or public policy shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such invalid or unenforceable term.
1.6Counterparts and Signature. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement. This Agreement shall become effective when counterparts have been duly signed by each Party and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan (including in .PDF format) or by electronic signature (including DocuSign) delivered by electronic transmission.

1.7Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date of this Agreement” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) the descriptive headings and table of contents included herein are included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Contract mean such Contract as amended or otherwise supplemented or modified from time to time; (h) references to a Person are also to its permitted successors and assigns; (i) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (j) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (k) references to a federal, state, local or foreign Law include any rules, regulations and delegated legislation issued thereunder, in each case, as in effect at the relevant time; (l) references to accounting terms used and not otherwise defined herein have the meaning assigned to them under GAAP, applied on a basis consistent with the application thereof to the Company Financial Statements; (m) any reference to “days” means calendar days unless Business Days are expressly specified; and (n) when calculating the period of time before which, within which or following which any act is to be done pursuant this Agreement, the date that is the reference date in calculating such period shall be excluded, and, if the last day of such period is not a Business Day, then the period shall extend to and end on the next succeeding Business Day. When reference is made in this Agreement to information that has been “made available” or “provided” to the Buyer, that shall include information that was (i) contained in the Company’s electronic data room and to which the Buyer had access therein no later than 48 hours prior to the date hereof or (ii) delivered to the Buyer or its counsel prior to such time. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. No summary of this Agreement prepared by any Party shall affect the meaning or interpretation of this Agreement. If any date on which a Party is required to make a payment or a delivery pursuant to the terms hereof is not a Business Day, then such Party shall make such payment or delivery on the next succeeding Business Day. Time shall be of the essence in this Agreement.
1.8Governing Law. This Agreement and all disputes, claims or causes of action (whether in contract, tort or statute) that may be based upon or arise out of or be related hereto or the negotiation, execution or performance hereof shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to Contracts made and performed in such State, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than those of the State of Delaware.
1.9Remedies. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages would not be a sufficient remedy for any such breach or failure to perform. Accordingly, each Party shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond, undertaking or other security, this being in addition to any other remedy to which it is entitled at law or in equity. No Party shall oppose the granting of an injunction, specific performance or other equitable relief on the basis that (i) the Party seeking such remedy has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law or in equity.
1.10Submission to Jurisdiction. Each Party hereby irrevocably (a)  consents and submits itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County (or, in the case of a claim as to which such court lacks jurisdiction, an appropriate state or federal court sitting in Wilmington, Delaware) in any dispute, claim, action or proceeding (whether in contract, tort or otherwise) that may be based upon or arise out of or relating to this Agreement or any of the transactions contemplated by this Agreement or the negotiation, execution or performance thereof, (b) agrees that all claims in respect of any such dispute, action or proceeding may be heard and determined in any such court and unconditionally waives any objection to the laying of venue in such courts, (c) agrees not to attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding that may be based upon, arise out of or otherwise relate to this Agreement or any of the transactions contemplated by this Agreement or the negotiation, execution or performance hereof in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.1. Nothing in this Section 11.10, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law.
1.11Disclosure Schedule. The Disclosure Schedule shall be arranged in Sections corresponding to the numbered sections contained in Article III, or other relevant Sections of this Agreement, and a disclosure in any section of the Disclosure Schedule shall qualify (a) the corresponding Section of this Agreement and (b) the other Sections of this Agreement to the extent that it is reasonably apparent on its face from a reading of such disclosure that it also qualifies or applies to such other Sections. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has had or would reasonably be expected to have a Company Material Adverse Effect, or is outside the ordinary course of business.
1.12Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, CLAIM OR DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12. EACH PARTY MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
1.13Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Seller, on behalf of itself and the Company:

(a)agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement or any of the transactions contemplated hereby, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court,
(b)agrees that any such proceeding shall be governed by the laws of the State of New York, except as otherwise provided in the applicable documentation relating to the Debt Financing,
(c)agrees not to bring or support or permit any of its Affiliates to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement or any of the transactions contemplated hereby in any forum other than any federal or state court in the Borough of Manhattan, New York, New York,
(d)agrees that service of process in any such proceeding shall be effective if notice is given in accordance with Section 11.1(b),
(e)irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court,
(f)agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law,
(g)knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any proceeding brought against any Debt Financing Source in any way arising out of or relating to this Agreement or any of the transactions contemplated hereby,
(h)agrees that none of the Debt Financing Sources shall have any liability to the Seller, any Company and/or any of their respective Subsidiaries or Affiliates relating to or arising out of this Agreement or any of the transactions contemplated hereby, whether in law or in equity, whether in contract or in tort or otherwise and the Seller and the Company, on behalf of themselves and their respective Subsidiaries and each of their respective Affiliates, hereby acknowledge that they have no recourse against, and hereby waive any rights or claims against, the Debt Financing Sources in connection therewith and agrees that no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages of a tortious nature; provided that nothing in this Agreement shall limit the liability of the Debt Financing Sources pursuant to the documentation related to the Debt Financing, and
(i)agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 11.13 and that such provisions and the definition of “Debt Financing Sources” shall not be amended in any way that is materially adverse to any Debt Financing Source without the prior written consent of the Debt Financing Sources party to the documentation related to the Debt Financing.
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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the date first written above.

DYCOM INDUSTRIES, INC.

By: /s/ H. Andrew DeFerrari
Name: H. Andrew DeFerrari
Title: Senior Vice President and Chief Financial
     Officer

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the date first written above.

POWER SOLUTIONS, LLC

By: /s/ James R. Giles, Jr.
Name: James R. Giles, Jr.
Title: Authorized Person

PROJECT EASTERN SHORE, LLC

By:_/s/ James R. Giles, Jr.
Name: James R. Giles, Jr.
Title: Manager

[Signature Page to Unit Purchase Agreement]